AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 8, 2006


                                                     REGISTRATION NO. 333-132282


                                UNITED STATES

                     SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549


                               AMENDMENT NO. 4


                                  FORM SB-2

                           REGISTRATION STATEMENT

                                  UNDER THE

                           SECURITIES ACT OF 1933

                        PREMIER ALLIANCE GROUP, INC.

                (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

          NEVADA                     7371                      20-0443575
 (STATE OR JURISDICTION      (PRIMARY STANDARD              (I.R.S. EMPLOYER
   OF INCORPORATION OR    INDUSTRIAL CLASSIFICATION        IDENTIFICATION NO.)
      ORGANIZATION)              CODE NUMBER)


          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                           4521 SHARON ROAD, SUITE 300
                         CHARLOTTE, NORTH CAROLINA28211
                                 (704) 521-8077

            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:


                            MICHAEL H. FREEDMAN, ESQ.
                    LAW OFFICES OF MICHAEL H. FREEDMAN, PLLC
                                11 BAYSIDE AVENUE
                         PORT WASHINGTON, NEW YORK 1105
                                 (516) 767-1697

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As Soon As Practicable After This Registration Statement Becomes Effective.

If any of the securities being registered in this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest re-investment plans, check the following box. X

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is to be made pursuant to Rule 434, please check the following box. [_]




                         CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED             PROPOSED
                                                                        MAXIMUM              MAXIMUM
                                                      AMOUNT TO BE      OFFERING PRICE       AGGREGATE            AMOUNT OF
     TITLE OF EACH CLASS OF SECURITIES TO BE          REGISTERED        PER                  OFFERING             REGISTRATION
                   REGISTERED                                           SECURITY(1)          PRICE                FEE
Common Stock, $.001 par value per share (3)             5,790,098            $0.75           $4,342,574           $464.65

Common Stock, $.001 par value per share (4)              617,598             $0.75           $  463,199           $ 49.56

Common Stock, $.001 par value per share (5)              617,598             $0.75           $  473,199           $ 49.56

Common Stock, $.001 par value per share (6)              289,291             $0.75           $  216,968           $ 23.22

Total                                                   7,314,585                            $5,485,940           $587.00


(1)  This price was arbitrarily determined by Premier Alliance Group Inc.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.

(3)  Represents  Common Stock held by Selling  Securityholders.

(4)  Represents  Common Stock underlying  Class A Preferred  Stock.

(5)  Represents    Common   Stock   underlying    warrants   held   by   Selling
     Securityholders.

(6)  Represents   Common   Stock   underlying   an  option  held  by  a  Selling
     Securityholder

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION, DATED AUGUST 8, 2006

                          PREMIER ALLIANCE GROUP, INC.


                        7,314,585 SHARES OF COMMON STOCK

The selling stockholders named in this prospectus are offering up to 7,314,585 shares of our common stock. Of these shares, 617,598 shares are issuable upon the exercise of Class A preferred stock, 617,598 shares are issuable upon the exercise of warrants, and 289,291 are issuable upon exercise of options. We have set an offering price for these securities of $0.75 per share.


Our common stock is not traded on any exchange or market system. The price of $0.75 is a fixed price at which the selling stockholders identified here may sell their shares until our common stock is quoted on the OTC Bullet Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

None of the selling shareholders is a registered broker-dealer or affiliate of a broker-dealer, except as specified under "Selling Stockholders" beginning on page 9 of this prospectus. All shareholders, including those deemed broker-dealers or affiliates of broker-dealers, purchased their shares for their own account and not with a view towards distribution. None of these parties has any agreement or understanding with any person to distribute any of the securities.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.

                     SEE "RISK FACTORS" BEGINNING ON PAGE 4

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 THE DATE OF THIS PROSPECTUS IS AUGUST __, 2006

                              TABLE OF CONTENTS


                                                                            Page
PROSPECTUS SUMMARY.............................................................1
RISK FACTORS...................................................................4
USE OF PROCEEDS................................................................8
DETERMINATION OF OFFERING PRICE................................................8
SELLING STOCKHOLDERS...........................................................9
PLAN OF DISTRIBUTION..........................................................12
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS......................13
MANAGEMENT'S DISCUSSION AND ANALYSIS  OF FINANCIAL CONDITION AND
    RESULTS OF OPERATIONS.....................................................14
BUSINESS......................................................................22
MANAGEMENT....................................................................27
EXECUTIVE COMPENSATION........................................................30
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................33
DESCRIPTION OF SECURITIES.....................................................34
SHARES ELIGIBLE FOR FUTURE SALE...............................................35
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES................................36
LEGAL MATTERS.................................................................36
EXPERTS.......................................................................36
ADDITIONAL INFORMATION........................................................36
INDEX TO FINANCIAL STATEMENTS.................................................F1

                                PROSPECTUS SUMMARY

         The following summary highlights selected information contained in this prospectus. Premier Alliance Group, Inc.

         Premier Alliance Group, Inc. was incorporated on January 5, 2000, as Continuum Group C Inc. under the laws of the State of Nevada in accordance with a joint plan of reorganization for The Continuum Group, Inc. in U.S. Bankruptcy Court, Southern District of New York. The bankruptcy court entered an order on September 15, 1999 creating four separate entities, including Continuum Group C Inc.

         Until November 5, 2004, we had no business operations and no revenues. On that date, we consummated the share exchange and merger contemplated by the share exchange agreement dated as of October 12, 2004, between our company, Premier Alliance Group, Inc., a North Carolina corporation ("North Carolina Premier"), and the shareholders of North Carolina Premier. As a result, North Carolina Premier became our wholly-owned subsidiary, and we changed our name to Premier Alliance Group, Inc. Prior to this merger, management operated the Company as a separate organization. Our financial statements included in this prospectus for periods prior to the merger are those of North Carolina Premier.

         On December 16, 2004, we effected a 7:1 reverse split of our outstanding common stock resulting in 5,811,093 common shares outstanding. All share and per share amounts in this prospectus are restated retroactively for the split.

         Our business consists of providing information technology, or "IT," services to our clients. Our services typically encompass the IT business-solution software development life cycle, including phases for planning, developing, implementing, managing, and ultimately maintaining, the IT software solution. A typical customer is an organization with complex information and data-processing requirements. You can learn more about our business from our website at www.premieralliance.com. Our website and the information contained therein, however, does not constitute a part of this prospectus.

         Our principal executive offices are located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211, and our telephone number is (704) 521-8077.

                                  THE OFFERING

Common  Stock  outstanding  before the     5,811,093 shares.
offering


Common   Stock  offered   by   selling     Up to 7,314,585 shares, assuming full
stockholders                               conversion  of our Class A  Preferred
                                           Stock,  and  exercise of all warrants
                                           and options.


Common Stock  to  be outstanding after     Up to 7,335,580 shares.
the offering

Risk Factors                               See "Risk Factors,"  beginning on p.4
                                           for a description of certain  factors
                                           you should  consider before making an
                                           investment in our Common Stock.

Use of  proceeds                           We will not receive any proceeds from
                                           the sale of the  Common  Stock or the
                                           conversion   of  Class  A   Preferred
                                           Stock. We will only receive  proceeds
                                           from the  conversion  of  outstanding
                                           warrants,  and  exercise  of options.
                                           See "Use of Proceeds"  for a complete
                                           description.

                            SELECTED FINANCIAL DATA

         The summary financial information set forth below is derived from and should be read in conjunction with our consolidated audited financial statements, including the notes thereto, appearing elsewhere in this prospectus. Results of operations for the periods presented are not necessarily indicative of results of operations for future periods.

Statement of Operations Data:


                                            Three Months  Ended                Years Ended December 31

                                               March 31, 2006               2005             2004
Revenues                                          2,528,149                 10,574,571       11,285,227

Expenses                                          2,472,971                 10,289,641       11,060,336

Net Income (Loss)                                    55,178                 106,067          (120,564)

                                            Three Months Ended

                                               March 31, 2006                  At December 31, 2005
Balance Sheet Data:

Total Assets                                      3,044,282                        4,167,913

Total Liabilities                                 1,111,330                        1,044,030

Total Stockholders' Equity                        3,170,609                        3,123,883

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk, and you should be able to bear the complete loss of your investment. You should carefully consider the risks described below, and the other information in this Prospectus, when evaluating our company and our business.


RISKS RELATED TO OUR BUSINESS AND INDUSTRY

THERE HAS BEEN A SIGNIFICANT DECREASE IN OUR BUSINESS OF APPROXIMATELY 2% TO 4% ANNUALLY DURING THE PAST THREE YEARS AS CUSTOMERS SEEK SIMILAR TECHNOLOGY SERVICES OVERSEAS. IF WE ARE NOT ABLE TO REPLACE THIS REVENUE STREAM OUR PROFITABILITY WILL DECREASE.

         It is management's belief that the demand for technology services in general has significantly decreased as many customers increasingly seek technology services similar to ours from overseas or foreign competitors. Our business has seen a decline of approximately 2% - 4% annually during the past three years as a result of this outsourcing. This "outsourcing" of technology services allows these companies to gain savings via cheaper labor as well as to increase the technology resource pool they can draw from. If we cannot replace this revenue stream, we may not be able to compete and our profitability and future operations will be negatively impacted.

A DECLINE IN THE PRICE OF, OR DEMAND FOR, ANY OF OUR IT CONSULTING AND SOLUTION SERVICES, WOULD SERIOUSLY HARM OUR REVENUES AND OPERATING MARGINS.

         Our IT consulting and solutions services accounted for substantially all of our revenues in 2005. We anticipate that revenues from our IT consulting and solution services will continue to constitute substantially all of our revenues for the foreseeable future. Consequently, a decline in the price of, or demand for, IT consulting and solution services would seriously harm our business.

OUR REVENUES DEPEND ON A SMALL NUMBER OF LARGE SALES. IF ANY OF THESE CUSTOMERS DECIDE THEY WILL NO LONGER USE OUR SERVICES, OUR REVENUES WILL DECREASE AND OUR FINANCIAL PERFORMANCE WILL BE SEVERELY IMPACTED.

         To date, we have received a significant portion of our revenues from large sales to a small number of customers. During 2005, our eight largest customers, Wachovia, Ahold Information Services, Bi-Lo, United Guaranty, Mecklenburg County, Michelin North America, Duke Energy, and Bank of America, together comprised 82% of our total annual revenues. Our operating results may be harmed if we are not able to complete one or more substantial sales to any large customers or we are unable to collect accounts receivable from any of our large customers in any future period.

INTENSE COMPETITION IN OUR TARGET MARKET COULD IMPAIR OUR ABILITY TO GROW AND TO ACHIEVE PROFITABILITY. IF WE DO NOT GROW, OUR COMPETITIVE ABILITY WILL BE SEVERELY RESTRICTED, WHICH WOULD DECREASE OUR PROFITABILITY.

         Our competitors vary in size and in the scope and breadth of the products and services they offer. Our competitors include CTG, Compuware, Keane, Analyst International, The Judge Group, IBM, as well as other national firms and a number of smaller regional firms. Many of our competitors have longer operating histories, substantially greater financial, technical, marketing, or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any one of which could seriously harm our business.

OUR LENGTHY SALES CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH, WHICH COULD MAKE IT MORE DIFFICULT TO ACHIEVE OUR GROWTH OBJECTIVES.

         The period between our initial contact with a potential customer and that customer's purchase of our services is often long. A customer's decision to purchase our services involves a significant allocation of resources on our part, is  influenced by a customer's  budgetary  cycles,  and in many  instances involves a preferred-vendor process. To successfully sell our services, generally we must educate our potential customers regarding the uses and benefits of our services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take longer to designate preferred vendors; our typical sales cycle in connection with becoming a preferred vendor has been approximately six to 12 months. Delay or failure to complete sales in a particular quarter could reduce our revenues in that quarter, as well as subsequent quarters over which revenues for the sale would likely be recognized. If our sales cycle unexpectedly lengthens in general or for one or more large orders, it would adversely affect the timing of our revenues and our revenue growth. If we were to experience a delay of several weeks on a large order, it could harm our ability to meet our forecasts for a given quarter.

IF WE PROVIDE SERVICES CONTAINING ERRORS, OUR BUSINESS AND REPUTATION WOULD BE HARMED.

         Services as complex as ours often contain unknown and undetected errors or performance problems. Many serious defects are frequently found during the period immediately following introduction. Although we attempt to resolve all errors that we believe would be considered serious by our customers, our products and services are not error-free. Any errors that remain could, if they are serious, result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation.

WE MAY NOT BE ABLE TO ADEQUATELY PROTECT OUR PROPRIETARY TECHNOLOGY, AND OUR COMPETITORS MAY BE ABLE TO OFFER SIMILAR SERVICES, WHICH COULD LIMIT OUR ABILITY TO GENERATE NEW BUSINESS AND INCREASE REVENUES.

         Part of our success depends upon our proprietary technology. We rely primarily on trademark and trade secret laws, confidentiality procedures, and contractual provisions to establish and protect our proprietary rights. As part of our confidentiality procedures, we enter into non-disclosure agreements with our employees and consultants. Despite these precautions, others could copy or otherwise obtain and use our technology or resources without authorization, or develop similar technology independently. We cannot assure you that our protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our services, or hire our resources.

WE MAY NOT BE ABLE TO SECURE NECESSARY FUNDING IN THE FUTURE AND MAY BE FORCED TO CURTAIL OUR PLANNED GROWTH, WHICH WOULD SLOW OR STOP OUR ABILITY TO GROW, INCREASE REVENUES, AND ACHIEVE PROFITABILITY.

         For our business to grow, we will require substantial working capital. We believe that our existing capital resources will be sufficient to meet our capital requirements for the next twelve months, but if our capital requirements increase materially from those currently planned, we may require additional financing sooner than anticipated. If we raise additional funds by issuing equity securities, the percentage of our company owned by our current shareholders would be reduced, and those equity securities may have rights that are senior to those of the holders of our currently outstanding securities.

         Additional financing may not be available when needed on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we may be forced to curtail our planned growth, and we may be unable to develop or enhance our products and services, take advantage of future opportunities, or respond to competitive pressures.

OUR EXECUTIVE OFFICERS AND DIRECTORS WILL BE ABLE TO EXERT CONTROL OVER US TO THE DETRIMENT OF MINORITY SHAREHOLDERS WHICH WILL LIMIT OUR SHAREHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY DECISIONS.

         Our executive officers and directors collectively control approximately 61% of the shareholder vote of our company. As a result, if they act together they will be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing any change in control of our company and might affect the market price of our common stock.

RISKS RELATED TO THE OFFERING

NO MARKET CURRENTLY EXISTS FOR OUR SECURITIES AND WE CANNOT ASSURE YOU THAT SUCH A MARKET WILL EVER DEVELOP. IF AN ACTIVE MARKET IS NOT DEVELOPED, YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

         There is currently no trading market for our securities. Consequently, holders of shares of our common stock may not be able to liquidate their investment in our shares, and shares of our Common Stock will not be readily acceptable as collateral for loans. We have applied with the NASD to have shares of our common stock quoted on the OTC Bulletin Board, but we cannot be sure that the NASD will approve our application. Furthermore, even if a trading market in our shares is established, it may not be sustained, and it may not be sufficiently liquid to enable holders of shares of our common stock to liquidate their investment in our company.

BECAUSE WE HAVE LESS THAN 300 RECORD HOLDERS OF OUR COMMON STOCK, WE MAY ELECT AT ANY TIME TO TERMINATE OUR REPORTING OBLIGATIONS UNDER THE SECURITIES EXCHANGE ACT. IF WE CHOOSE TO DO SO, OUR STOCK PRICE WOULD LIKELY DECLINE.

         Since we have less than 300 record holders of our common stock, we can suspend our reporting obligations under the Securities Exchange Act at any time by filing a Form 15 with the SEC. If we were to terminate our reporting obligations, we would no longer be required to file periodic reports, including financial information, proxy solicitation materials, or other information with the SEC. If we were to be subsequently listed on an exchange or the OTC Bulletin Board, this action would cause our common stock to be delisted, which would likely cause our stock price to decline. If we choose not to periodically report, our ability to raise additional financing would likely be negatively impacted due to a lack of publicly available information about the Company.

BECAUSE OUR STOCK IS A PENNY STOCK, STOCKHOLDERS WILL BE MORE LIMITED IN THEIR ABILITY TO SELL THEIR STOCK.

         The shares offered by this prospectus constitute a penny stock under the Exchange Act. The shares will remain classified as a penny stock for the foreseeable future. The classification as a penny stock makes it more difficult for a broker-dealer to sell the stock into a secondary market, which makes it more difficult for a purchaser to liquidate his or her investment. Any broker-dealer engaged by the purchaser for the purpose of selling his or her shares will be subject to rules 15g-1 through 15g-10 of the Exchange Act. Rather than having to comply with these rules, some broker-dealers will refuse to attempt to sell a penny stock.

         The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

    o that a broker or dealer approve a person's account for transactions in penny stocks; and
    o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

    o obtain financial information and investment experience objectives of the person; and
    o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

    o sets forth the basis on which the broker or dealer made the suitability determination; and
    o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our Common Stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.


           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

         Certain information contained in this prospectus includes forward-looking statements that reflect the Company's current views with respect to future events and financial performance. Certain factors, such as unanticipated technological difficulties, changes in domestic and foreign economic, market and regulatory conditions, the inherent uncertainty of financial estimates and projections, instabilities arising from terrorist actions and responses thereto, and other considerations described as "Risk Factors" in this prospectus could cause actual results to differ materially from those in the forward-looking statements. We assume no obligation to update the matters discussed in this prospectus.

         Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

                                 USE OF PROCEEDS

         We will not receive proceeds from the resale of shares of Common Stock in this offering. In the future, we may receive up to a maximum of $1,234,196 from the exercise of the warrants and additional funds, as yet to be determined, from the exercise of options. Such proceeds, if any, will be used for working capital.


                         DETERMINATION OF OFFERING PRICE

         The $.75 per share offering price of our common stock was determined on our internal assessment of what the market would support. However, the selection of this particular price was influenced by the last sales price from our most recent private offering on April 2004 of 617,598 units, each unit consisting of 617,598 shares of Class A preferred stock and 617,598 warrants at a purchase price of $1.00 per unit. There is no relationship whatsoever between this price and out assets, earnings, book value or any other objective criteria of value.

          We intend to apply to the OTC Bulletin Board to allow the quotation of our common stock. To be quoted on the OTC Bulletin Board, we must rely on a market maker to file an application on our behalf with NASD in order to make a market for our common stock. If our common stock becomes so quoted and a market for the stock develops, the actual price of stock, when sold by the selling shareholders, will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price by selling shareholders would thus be determined by market factors and the independent decisions of the selling shareholders.

                              SELLING STOCKHOLDERS


         The following table sets forth the Common Stock ownership of the selling stockholders as of August 4, 2006, including the number of shares of Common Stock issuable upon the conversion of Class A Preferred Stock and the exercise of warrants and options held by the selling stockholders. Other than Mark Elliott, our president and director, Robert Yearwood, our vice president and director, Kevin Hasenfus, our vice president and director, Robert Frome, our former president and director, Michael Wainstein, our former secretary, treasurer, and director, and Michael Ciccarico, our former secretary, the selling stockholders set forth below have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.


                                             Securities Owned          Securities Offered (1)           Securities
                                            Prior to Offering                                          Owned After
                                                                                                       Offering (2)


Name of Selling Securityholder                 Common Stock        Common Stock     % of Ownership     Common Stock
                                                                                     Offered (3)
David J Adler (6)                                 1,715                1,715              *                 0
Michael Ciccario (6)                              5,715                5,715              *                 0
Adam Finerman (6)                                 1,143                1,143              *                 0
Frome & Co (7)(18)                                15,834              15,834              *                 0
Amy Frome (7)                                     3,783                3,783              *                 0
Jennifer Frome Trust (7)(18)                      3,783                3,783              *                 0
Karen Frome (7)                                   3,783                3,783              *                 0
Louann Frome (7)                                  9,414                9,414              *                 0
Robert L Frome (6)(7)(8)                        84,842 (9)          84,842 (9)           1.0                0
Eric Ross (6)                                     1,143                1,143              *                 0
Sam Schwartz (6)                                  1,429                1,429              *                 0
Mark Elliott (8)                                 646,016              646,016            11.1               0
Vicki Elliott (8)                                646,016              646,016            11.1               0
Lauren Feltes (5)                                 2,997                2,997              *                 0
Thomas J Fleming (6)                              2,572                2,572              *                 0
Michael H Freedman (7)                            13,715              13,715              *                 0
Robert H Friedman (6)                             5,715                5,715              *                 0
Kevin Hasenfus (8)                              1,292,031            1,292,031           22.2               0
Patrick Kolenick (5)                              95,595              95,595             1.6                0
Steven Bayern (5)                              384,886 (17)        384,886 (17)          6.3                0
Josephine Geczi Lyons (5)                         1,572                1,572              *                 0
Olshan Grundman Frome
  Rosenzweig & Wolosky LLP (5)(18)                 678                  678               *                 0
Benjamin Reichel (6)                              1,000                1,000              *                 0
Victor Rosenzweig (6)                             1,715                1,715              *                 0
Richard Siskey (8)                               981,944             981,944            16.9                0
D Deworth Williams (5)                            95,595              95,595             1.6                0
Edward Cowle (5)                                  95,595              95,595             1.6                0
Jeffrey S Spindler (6)                            1,715                1,715              *                 0
Daniel Wainstein (5)                              5,993                5,993              *                 0
Deborah Wainstein (5)                             5,993                5,993              *                 0
Michael Wainstein (6)(7)                          80,614              80,614             1.4                0
Steven Wolosky (6)                                8,572                8,572              *                 0
Robert Yearwood (8)                             1,602,119            1,602,119           27.6               0
Huntington Laurel Partners LP (8)(21)          310,088 (10)        310,088 (10)          5.1                0

                                             Securities Owned          Securities Offered (1)           Securities
                                            Prior to Offering                                          Owned After
                                                                                                       Offering (2)

Name of Selling Securityholder                 Common Stock        Common Stock     % of Ownership     Common Stock
                                                                                     Offered (3)
Joseph R. Nemeth Living Trust (8)              103,364 (11)        103,364 (11)          1.7                0
Jerry R. King (8)                              206,726 (12)        206,726 (12)          3.4                0
Terry F. King (8)                              206,726 (12)        206,726 (12)          3.4                0
Joseph A. Magurne and Joseph M. Magurne (8)    206,726 (12)        206,726 (12)          3.4                0
Mel Feldman (8)(23)                             12,921 (9)          12,921 (9)            *                 0
Robin Smith (8)                                20,673 (13)          20,673 (13)           *                 0
Motivational Associates Money Purchase          12,921 (9)          12,921 (9)            *                 0
Plan (8)(22)(23)
Justyn Seth Feldman (8)(23)                    10,337 (14)          10,337 (14)           *                 0
Gilles Bridier and Patricia M. Bridier (8)     25,841 (15)          25,841 (15)           *                 0
Mikael Van Loon (8)                             5,169 (16)          5,169 (16)            *                 0


* Less than 1%

(1) Assumes that all shares of common stock underlying the Class A Preferred Stock, warrants and option will be issued.

(2) Assumes that all securities registered will be sold.


(3) Applicable percentage ownership is based on 5,811,093 shares of common stock outstanding as of August 4, 2006. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon exercise of options or warrants, or conversion of shares of Class A preferred stock, that are currently exercisable or convertible or will become exercisable or convertible within 60 days after August 4, 2006, are deemed outstanding, but those shares are not deemed outstanding for purposes of computing percentage ownership of any other person.




(5) Represents stockholders who received their shares pursuant to the bankruptcy court order and Plan in connection with the bankruptcy of The Continuum Group, Inc., from which we were formed.

(6) Represents stockholders who received shares of common stock in December 2000 for services rendered.

(7) Represents stockholders who received shares of common stock in August 2003 for services rendered.

(8) Represents stockholders of Old Premier who received shares pursuant to the merger and share exchange agreement dated November 5, 2004.

(9) Includes 12,921 shares of common stock issuable upon conversion of Class A preferred stock, and 12,921 shares of common stock issuable upon exercise of warrants.

(10) Represents 155,044 shares of common stock issuable upon conversion of Class A preferred stock, and 155,044 shares of common stock issuable upon exercise of warrants.

(11) Represents 51,682 shares of common stock issuable upon conversion of Class A preferred stock, and 51,682 shares of common stock issuable upon exercise of warrants.

(12) Represents 103,363 shares common stock issuable upon conversion of Class A preferred stock, and 103,363 shares of common stock issuable upon exercise of warrants.

(13) Represents 20,673 shares of common stock issuable upon conversion of Class A preferred stock, and 20,673 shares of common stock issuable upon exercise of warrants.

(14) Represents 10,337 shares of common stock issuable upon conversion of Class A preferred stock, and 10,337 shares of common stock issuable upon exercise of warrants.

(15) Represents 25,841 shares of common stock issuable upon conversion of Class A preferred stock, and 25,841 shares of common stock issuable upon exercise of warrants.

(16) Represents 5,169 shares of common stock issuable upon conversion of Class A preferred stock, and 5,169 shares of common stock issuable upon exercise of warrants.

(17) Includes 289,291 shares of common stock issuable upon exercise of a stock option held by Cyndel & Co., Inc., of which Mr. Bayern is president.


(18) Robert L. Frome has sole voting and dispositive power over these shares.

(20) Joseph R. Nemeth has sole voting and dispositive power over these shares.

(21) Patrick Kolenick has sole voting and dispositive power over these shares.

(22) Mel Feldman has sole voting and dispositive power over these shares.

(23) Mel Feldman and Justyn Seth Feldman are employees of The GMS Group, LLC, an NASD broker-dealer. Messrs. Feldman purchased in the ordinary course of business, and at the time of the purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                              PLAN OF DISTRIBUTION

         This prospectus is part of a registration statement that enables the selling stockholders to sell their shares on a continuous or delayed basis after this registration statement is declared effective. The selling stockholders may sell some or all of their common stock in one or more transactions, including block transactions.

1. On such public markets as the common stock may from time to time be trading;
2.   In privately negotiated transactions; or
3.   In any combination of these methods of distribution.

         The sales price to the public is fixed at $0.75 per share until such time as the shares of our common stock are traded on the OTC Bulletin Board. Although we intend to apply for trading of our common stock on the OTC Bullet Board, public trading of our common stock may never materialize. If our common stock becomes traded on the OTC Bulletin Board, then the sales price to the public will vary according to the selling decisions of each selling stockholder and the market for our Stock at the time of resale. In these circumstances, the sales price to the public may be:

1.   The market price of our common stock prevailing at the time of sale;
2.   A price related to such prevailing market price of our common stock; or
3.   Such other price as the selling stockholders determine from time to time.

         The selling stockholders named in this prospectus may also sell their shares directly to market makers as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transaction as agent may receive a commission from the selling Stockholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling stockholders will likely pay the usual and customary broker fees for such services,

         We can provide no assurance that all of any of the common stock offered will be sold by the selling stockholders named in this prospectus. The estimated costs of this offering are $25,000. We are bearing all costs relating to the registration of the common stock. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1. Not engage in any stabilization activities in connection with our common stock;
2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer, and
3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

         If any underwriter is selected in connection with this offering, an amendment will be filed to identify the underwriter, disclose the arrangements with the underwriter, and we will file the underwriting agreement as an exhibit to this prospectus.

         The selling stockholders should be away that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares.

         Under Regulation M, the selling stockholders or their agents may not big for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholder is distributing shares covered by this prospectus. Accordingly, the selling stockholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration must be made with the SEC.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET FOR SECURITIES

         Our stock is not listed for sale on any exchange or trading medium. We are seeking to have our common stock quoted on the NASD's OTC Bulletin Board. Until that happens, there will be no public market for our Common Stock. As of July 12, 2006, there were 184 holders of record of our Common Stock, excluding beneficial holders whose stock is held in the name of broker-dealers or banks.

DIVIDEND POLICY

         We have not paid any dividends on our common stock, and do not expect to do so in the near future. We do not currently have an equity compensation plan.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         All statements other than statements of historical fact made in this prospectus are forward looking. The Company undertakes no obligation to publicly release any modifications or revisions to these forward-looking statements to reflect events or circumstances occurring after the date hereof, or to reflect the occurrence of unanticipated events. The Company cautions investors that actual financial and operating results and industry conditions may differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or its industry to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

         The following discussion and analysis should be read in conjunction with the audited annual, and unaudited quarterly, consolidated financial statements of Premier Alliance Group, Inc., included herewith, and the information under "Risk Factors". This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of the Company by the management of the Company.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

OVERVIEW

Results of Operations

THREE MONTHS ENDED MARCH 31, 2006 COMPARED TO THREE MONTHS ENDED MARCH 31, 2005

         Net revenue for the three months ended March 31, 2006, was $2,528,000, a decrease of 6.8%, compared to $2,715,000 for the same period in 2005. The decrease was due to a major customer reducing their total consulting workload and converting some Premier consultants to full time employees.

         Cost of revenues, defined as all costs for billable staff, were $1.9 million or 75.1% of revenue for the three months ended March 31, 2006, as compared to $2.1 million or 76.4% of revenue for the same period in 2005. The slight decrease in cost of revenue as a percentage of revenue for this period is a result of managements ability to keep compensation costs in line with industry standards as supply and demand issues continue to change.

         General and administrative (G&A) expenses were $574,000 or 22.7% of revenue for the three months ended in March 31, 2006, as compared to $696,000 or 25.6% for the same period in 2005. This decrease in G&A expense is mostly attributed to reductions in overhead wages and professional fees and expenses (legal, accounting, consulting) associated with public company filings and corporate restructuring. We have established uniform controls and automated processes and are able to perform most general functions internally and minimize what outside agencies must do. We also were able to balance offsetting changes in many of the other key G&A expense items, such as overhead wages, travel, client entertainment, staff development, and rent.

         Operating income for the three months ended in March 31, 2006, was $55,000 as compared to an operating loss of $54,000 for the same period in 2005, reflecting the decrease in cost of revenue and G&A expenses.

         Other income and expense, net, consisted of income of $24,000 for the three months ended in March 31, 2006, compared to an expense of $34,000 for the same period in 2005. The gain in 2006 is mostly attributable to a net increase in cash surrender value over premiums of variable executive life insurance (due to market fluctuation).

         The effective tax rate for the first three months of 2006 is 41% compared to an effective income tax benefit of 37% for the same period in 2005. The change in rate is a direct result of net income reported in the first quarter of 2006 as compared to a net loss reported for the same period in 2005

         Net income for the three months ended in March 31, 2006, was $46,726 or $.01 per diluted share, compared with net loss of $56,073 for the same period in 2005, or ($.009) per diluted share.

2005 COMPARED TO 2004

         In 2005, we recorded revenue of $10.6 million, a decrease of 6.3% when compared to 2004 revenue of $11.3 million. We attribute this decrease in revenue to a combination of a decrease in billable hours during the year as well as an overall decrease in billable rates. Of this decrease, approximately $250,000 is a result of the overall decrease in billable rates and $450,000 results from a decrease in total billable hours. As customers have assessed work that can be moved off-shore they have continued to lower bill rates for domestic based resources. Moving into 2006 the company anticipates billing rates to stabilize and hours to grow due to the increase demand for technology resources.

         Cost of goods, defined as all costs for billable staff, were $7.8 million or 73.9% of revenue in 2005 as compared to $8.46 million or 75.0% of revenue in 2004. The slight decrease in cost of goods as a percentage of revenue in 2005 as compared to 2004 is a reflection of our success at keeping compensation and benefits in line as industry billable rates shifted. Major components making up Cost of goods are wages, subcontract labor, payroll taxes, and benefit costs.

         General and administrative (G&A) expenses represented $2.5 million or 23.4% of revenue in 2005 as compared to $2.6 million or 23.0% of revenue in 2004. We were able to decrease or hold flat overall the key G&A expense items, such as overhead wages, benefits, legal, accounting, professional services, travel, and rent. Major components making up G&A expenses are overhead wages and taxes, professional services (legal, accounting), rent, business insurance, and overhead benefit costs.

         Operating income was $284,930 or 2.7% of revenue in 2005 as compared to $224,891 or 2.0% of revenue in 2004, reflecting the decrease in Cost of goods and G&A expenses.

         Other income and expense, net, consisted of a loss of $44,052 in 2005 compared to a loss of $15,258 in 2004. The net loss in 2005 is attributable to an increase in interest expense and a loss in marketable securities combined with a significant drop in appreciation in life insurance policies.

         Income taxes for 2005 resulted in an effective tax rate of 36%, compared to 160% in 2004. The 2004 income tax rate reflects the cumulative change of approximately $300,000 for income taxes resulting from the change in its tax filing status on June 7, 2004 from an S corporation to a C corporation.

         In 2005 our Net income was $153,866, or $.02 per diluted share as compared to 2004 with a net loss of $120,563, or ($.02) per diluted share

2004 COMPARED TO 2003

         In 2004, we recorded revenue of $11.3 million, a decrease of 0.8% when compared to 2003 revenue of $11.4 million. We attribute this small decrease in revenue to an increase in discount amounts (volume discounts and vendor management system fees charged by customers). Vendor management system fees are expenses charged by customers for accessing the procurement or resource management software they use to assign and manage consultants. In 2004, at total of $447,000 of discounted amounts was charged against revenue as compared to $326,000 in 2003. The increase in 2004 was due to an increase in the number of customers qualifying for discounts as a result of (1) most customers continuing to move toward smaller primary vendor lists and (2) our conducting more work as a primary vendor at key customers, in effect increasing total volume discounts.

         During 2004, we succeeded in securing new customers to partially offset reduced spending on technology by our current customer base. These new customers included Lending tree, Capital One, Circuit City, and Transamerica.

         Cost of goods, defined as all costs for billable staff, were $8.46 million or 75.0% of revenue in 2004 as compared to $8.55 million or 75.1% of revenue in 2003. The slight decrease in cost of goods as a percentage of revenue in 2004 as compared to 2003 is a reflection of our success at keeping compensation and benefits in line with the industry average.

         General and administrative (G&A) expenses represented $2.6 million or 22.8% of revenue in 2004 as compared to $2.5 million or 22.0% of revenue in 2003. This increase in G&A expense is mostly attributed to professional fees and expenses (legal, accounting, and consulting) incurred in 2004 in connection with North Carolina Premier's private placement of Class A Preferred Stock and the share exchange. We were able to decrease or hold flat other key G&A expense items, such as overhead wages, travel, client entertainment, staff development, and rent.

         Operating income was $224,891 or 2.0% of revenue in 2004 as compared to $306,597 or 2.7% of revenue in 2003, reflecting the increase in G&A expenses.

         Other income and expense, net, consisted of a loss of $15,528 in 2004 compared to a gain of $17,636 (.004%) in 2003. The loss in 2004 is attributable to our incurring a $75,000 expense for net liabilities assumed in the share exchange. This was largely offset by gains in marketable securities and appreciation in life insurance policies.

         In 2004 we changed our tax accounting method. This accelerated taxes on deferred revenue of $300,000. As a result, the net loss for 2004 was $120,563, or ($.02) per diluted share, compared with net income of $324,233 in 2003, or $.06 per diluted share.

CRITICAL ACCOUNTING POLICIES

Revenue Recognition

         The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin No. 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of any agreement exists, services have been rendered, and collectibility is reasonably assured, therefore, revenue is recognized when the Company invoices customers for completed services at contracted rates and terms.

Other Income

         The most significant changes in other income were in the following areas.

         In 2001 North Carolina Premier purchased variable life insurance policies for its shareholders. In 2004 the premiums were $92,418, income of $49,853 was recorded as a result of the cash surrender value's exceeding premiums, and the cash surrender value equaled $312,269. In 2005 the premiums were $100,080, income of $6,231 was recorded as a result of the cash surrender value's exceeding premiums, and the cash surrender value equaled $418,580.

         Net interest expense increased $26,234 from $5,903 in 2004 to $32,137 in 2005.

         Marketable securities are accounted for as trading securities and are stated at market value with unrealized gains and losses accounted for in net income before income taxes. In 2005 marketable securities were a loss of $19,941, as compared to a gain of $23,288 in 2004.

Income Taxes

         Income taxes for 2005 resulted in an effective tax rate of 36%, compared to 160% in 2004. The 2004 income tax rate reflects the cumulative change of approximately $300,000 for income taxes resulting from the change in its tax filing status on June 7, 2004 from S corporation to C corporation.

         On January 1, 2004, the company changed its method of accounting for tax purposes from the cash basis method of accounting to accrual basis method of accounting. As a result of this change, the company was required to recognize deferred income and expense.

         Upon issuing shares of Class A preferred stock in a private placement that closed on June 7, 2004, North Carolina Premier changed its tax filing status from S corporation to C corporation. This shifted the burden of income tax liability from the shareholders to the corporation, which was thereafter required to pay income taxes. The change in accounting resulted in cumulative impact for income tax expense of $300,000.Prior to 2004, North Carolina Premier's shareholders had elected for the corporation to be taxed under Subchapter S of the Internal Revenue Code. Under this provision, shareholders are taxed on their proportionate share of the corporation's taxable income. As a Subchapter S corporation, North Carolina Premier bore no liability or expense for the income taxes and none is reflected in these financial statements for 2003. Similar provisions apply for state income taxes.

Property and Equipment

         Furniture, fixtures, and equipment are stated at cost. We provide for depreciation on a straight-line basis over estimated useful life of five years (for computer equipment) and seven years (for furniture and fixtures).

Business Combinations and Goodwill

         In 1999 the company merged Software Data Services into North Carolina Premier. The client base represented the most substantial asset acquired during the merger. An annual analysis of clients acquired and the annual billing are factors used to determine goodwill and impairment. The percentage of retained client billings (which remains significant) to the overall billing of the company and then compared to the value factor of the company. The value factor was calculated using the most recent equity raise of preferred shares and the percentage of ownership represented by those shares to extrapolate a fair market value for the company as a whole. Based on these calculations, the value of the client base acquired and retained to that of the company as a whole are significantly higher then the value reported on the books and therefore no impairment has been recorded.

         Purchased goodwill in the amount of $2,718,385 was being amortized over 15 years until December 31, 2001. Accumulated amortization at December 31, 2001 was $487,101. North Carolina Premier adopted SFAS No. 142 effective January 1, 2002. SFAS No. 142 requires that all goodwill and indefinite life intangibles no longer be amortized. Goodwill must be evaluated for impairment on an annual basis. In accordance with SFAS No. 142, an annual impairment test is performed under which the estimated fair value of goodwill is compared with its carrying value. We have completed our annual impairment evaluation for the year ended December 31, 2005, and have concluded that there is no goodwill impairment loss to be recognized. As of December 31, 2005 and December 31, 2004, we had goodwill of $2,231,284.

         In September 2004, North Carolina Premier invested in Critical Analytics Inc, a company that is developing a unique trading platform for analysts, traders, and investors. The venture combines our software development and support strengths with the architectural and industry specific business knowledge of Critical Analytics. We own 350,000 shares of stock representing approximately a 33% ownership interest in Critical Analytics. We use the equity method for recording earnings and losses. We recorded a loss on this investment of $5,001 for 2005.

         We own one unit of ownership (representing 3% of the entire ownership interest) in Sharon Road Properties LLC, the entity that owns the property where our offices are located. We purchased that unit for $100,000. We recognize income as we receive distributions.

Executive Compensation Agreements

         We have executive compensation agreements with key executives. We own three separate life insurance policies (Flexible Premium Multifunded Life), each with a face amount of $3,000,000. We pay all scheduled monthly premiums and retain all interests in each policy. If an insured employee were to die, we would pay the employee's designated beneficiary an annual survivor's benefit of $300,000 per year for 10 consecutive years after the employee's death.

Employee Benefit Plan

         We have a 401(k) plan that covers substantially all employees. Plan participants can make voluntary contributions of up to 15% of compensation, subject to certain limitations, and we match a portion of employee contributions. Total contributions to the plan for the years ended December 31, 2005 and 2004 were approximately $45,403 and $20,132, respectively.

FINANCIAL CONDITION AND LIQUIDITY

         As of December 31, 2005, we had cash and cash equivalents of $50,244, representing a decrease of 176,756 from the prior year. Net working capital at December 31, 2005, was $1,022,000, representing a decrease of $508,000. We had no long term debt. Shareholders' equity as of December 31, 2005, was $3,124,000, which represented 76% of total assets.

         During the year ended December 31, 2005, the net cash provided by operating activities was $ 202,095 and was primarily attributable to decreases in accounts receivable of $84,000, and marketable securities of $139,000, offset by the increase of $106,000 of cash surrender value of our employee life insurance policies and decrease in deferred income taxes of $112,000. Cash flows from investing activities used $22,070 for property and equipment purchases.

         Cash flows from investing activities used $22,070 for property and equipment purchases.

         Financing activities used $366,800 of cash in 2005. Of that decrease, $257,000 was due to payments on our revolving line of credit. We borrow or repay this revolving debt as needed based upon our working capital obligation. We distributed $62,000 to certain North Carolina Premier's shareholders to permit them to pay income taxes on their portion of Premier's S corporation taxable income reported on their respective personal income tax returns. We distributed a dividend of $47,800 to preferred shareholders.

         We believe that internally generated funds, current cash on hand, and available borrowings under our revolving credit line will be adequate to meet foreseeable liquidity needs for the next 12 months.

         Because of the nature of our business, we are able to monitor variable expenses tied to our revenue generation and we are able to manage and adjust our fixed costs based on overall profitability.

The following table represents the company's most liquid assets:

                                                        2005               2004
                                                        ----               ----
Cash and cash equivalents                              50,244            237,019

Marketable securities                                       0            154,630

Officers life insurance cash surrender value          418,580            312,269

Investment in cost method investee                    100,000            100,000
                                                      -------            -------

                                                      568,824            803,918

The company manages cash and liquid investments in order to internally fund operating needs. The company plans to use its available resources including any borrowing under its line of credit to invest in its operations.

The company has entered into a loan agreement for a line of credit with a financial institution which provides credit to the lower of 75% of accounts receivable aged less than 90 days plus $600,000 in aggregate guarantees provided by certain stockholders of the company for a maximum credit line of $1,500,000. Borrowings under the agreement bear interest at the LIBOR rate plus 3 percent (7.4 percent at December 31, 2005), payable monthly. Management believes cash flows generated from operations, along with current cash and investments as well as borrowing capacity under the line of credit should be sufficient to finance capital requirements required by operations. No additional requirements are anticipated. If new business opportunities do arise additional outside funding may be required.

Outlook

         Major  trends  that  we  must  deal  with  involve  the  following:  1)
consolidation of customers primary vendor lists 2) surge in off-shore and outsourced development work is effecting the type of onsite consulting services has increased the focus for onsite consulting resources that provide skills to handle the early and later phases of the development cycle. This has greatly increased the focus on the following skills: project management, business analysis, quality assurance and testing.

         Customers are consolidating their primary vendor lists to much smaller numbers and/or primary vendors with a subset of sub vendors that are approved to provide work for the client. This effort in the industry can have a significant impact on overall rates as well as the amount of opportunity for business. Premier Alliance Group is addressing this from 2 perspectives. First we are laying the foundation to diversify and enhance our business model geographically, in increased size as well as in the way we package our services. By servicing more geographic markets and increasing our overall size we will more effectively maintain approved primary or sub vendor status, as these are typically 2 key driving indicators for customers. The ability to service large customers in multiple locations as well as provide more resources and capability adds value while minimizing customer risk. To accomplish this we are looking at organic growth as well as merger and acquisition strategies. Secondly we are retooling our sales efforts to increase our focus on mid level customers. This market is not as advanced in the use of or consolidation of primary vendor processes. Premier has typically focused on large corporate customers and is expanding our marketing focus to include another market segment.

         With the surge in off-shore efforts, Premier had to choose to either adjust to provide service fulfillment off-shore or adjust to handle the work shift for on-site work. Off-shore and outsourced efforts are typically focused on the core development (middle phases) of a software development cycle. On-site consulting resources typically handle the early and later phases of the development cycle. This has greatly increased the focus on the following skills for onsite work: project management, business analysis, quality assurance and testing. Premier can be more competitive providing the onsite resources and has focused our recruiting and sales efforts to these categories of resources with an objective of gaining more of this type of work.

         Our top priority is to broaden the range of services we offer and build a more geographically and segment diverse client base. We believe that achieving this goal will require a combination of merger activity and organic growth. This will in part depend on continued improvement in the U.S. jobs market.

Contractual Obligations

         As of December 31, 2005, our contractual obligations consisted of the following lease obligations:

         2006     $191,980

         2007     $197,264

         2008     $186,829

         2009     $110,866

         These leases cover office premises and leased vehicles. Of these leases a total of $31,752 is allocated for vehicle leases and $655,187 is for office premises.

         We have a loan agreement for a line of credit with a financial institution that provides us with a maximum credit line of $900,000. The line of credit is due on demand. We may only borrow up to 75% of accounts receivable aged at 90 days or less. Borrowings under the agreement bear interest at the LIBOR rate plus 3%, payable monthly. In addition, the loan is collateralized by substantially all our assets. Outstanding borrowings under the loan agreement were $305,078 and $562,708 at December 31, 2005 and 2004, respectively.

Off-Balance Sheet Arrangements

         The Class A Preferred Stock accrues 8 percent per annum dividends on a stated "dividend value". "Dividend value" is the amount equal to $0.98 per share for each share of Class A Preferred Stock outstanding. The dividends began accruing June 1, 2004, and are cumulative. Dividends are payable annually in arrears. During 2005, the Company declared and paid dividends of $47,800 ($.07 per preferred share). At December 31, 2005, $27,883 ($.05 per preferred share) of dividends have accrued on these shares respectively. However, they are not recorded on the Company's books until declared.

         As of December 31, 2005, and during the prior year then ended, there were no other transactions, agreements or other contractual arrangements to which an unconsolidated entity was a party under which we (1) had any direct or contingent obligation under a guarantee contract, derivative instrument, or variable interest in the unconsolidated entity, or (2) had a retained or contingent interest in assets transferred to the unconsolidated entity.

PREFERRED STOCK

         On June 7, 2004, North Carolina Premier issued 597,500 shares of Class A Preferred Stock in a private placement. The holders of shares of preferred stock were entitled to receive an 8% annual dividend until the earlier of (1) the third anniversary of the date of issuance or (2) automatic conversion of shares of Class A Preferred Stock into shares of Common Stock. No such dividend has yet been declared. Attached with each preferred share was a warrant entitling the holder to purchase one share of Common Stock at an exercise price of $ 2.00. The warrants were immediately exercisable and had a term of three years.

         On consummation of the share exchange, holders of these shares of preferred stock were issued in exchange shares of our Class A Preferred Stock having substantially identical terms, as well as warrants with substantially identical terms, except that the exercise price of the warrants was adjusted to $1.96.

MATERIAL CONSULTING AGREEMENTS

         In October 2003, we engaged Cyndel & Co., Inc. as consultants and financial advisors to furnish advice with respect to operations, financing, and potential business combinations. We pay Cyndel consulting fees of $5,000 per month.

         Either party may terminate the consulting agreement at any time with 30 days' prior written notice; we currently have no plans to terminate the consulting agreement. In November 2004, we granted Patrick M. Kolenik and Steven
J. Bayern, the principals of Cyndel, jointly an option to purchase a number of shares of our Common Stock equal to 4.5% of the number of shares of our Common Stock outstanding on the 90th day following commencement of trading of shares of our Common Stock (the "Option Price Date"). On March 7, 2006, the parties agreed to modify the option to provide for the purchase of a fixed number of shares of Common Stock. As a result, the option provides for the purchase of 289,291 shares of common stock at an exercise price equal to the average market price of a share of our Common Stock during the ten trading days immediately preceding the Option Price Date. This option may be exercised in whole or part at any time during the two years following the Option Price Date.

         In addition, we are required to pay Cyndel & Co., Inc. a fee of $47,800 in connection with North Carolina Premier's June 2004 private placement of 597,500 shares of Class A preferred shares for an aggregate subscription price of $597,500. This fee is payable in 12 monthly installments, the last installment being paid in May 2005.

                                    BUSINESS

BACKGROUND

         Premier Alliance Group, Inc. was incorporated on January 5, 2000, as Continuum Group C Inc. under the laws of the State of Nevada in accordance with a joint plan of reorganization (the "Plan") for The Continuum Group, Inc.
("CGI") in the U.S. Bankruptcy Court, Southern District of New York. The bankruptcy court entered an order on September 15, 1999 approving this plan. We, along with three other companies, Continuum Group A Inc., Continuum Group B Inc. and Continuum Group D Inc., were specifically formed as public shells to effect the terms of the Plan (the "Continuum Shells").

         The Plan provided for the formation of the Continuum Shells and (a) the issuance of shares of each of the Continuum Shells' common stock to Hanover Capital Corporation, which funded the Plan; (b) the issuance of shares of the Continuum Shells' common stock to holders of CGI's allowed unsecured claims; and
(c) the issuance of shares of Continuum Shells' common stock to CGI's pre-bankruptcy stockholders.

         Prior to November 5, 2004 and since inception, we had not engaged in any business operations other than organizational activities, and other than issuing shares to our stockholders, we never commenced operational activities.

         On November 5, 2004, we consummated the share exchange contemplated by the share exchange agreement dated as of October 12, 2004, among the Company, Premier Alliance Group, Inc., a North Carolina corporation ("North Carolina Premier"), and the shareholders of North Carolina Premier. As a result, North Carolina Premier became our wholly-owned subsidiary, and we changed our name to Premier Alliance Group, Inc. Prior to this merger, management operated the Company as a separate organization. Our financial statements included in this prospectus for periods prior to the merger are those of North Carolina Premier.

         As part of this transaction, we issued as of November 5, 2004, 5,168,124 shares of our Common Stock and 617,598 shares of our Class A Preferred Stock to the shareholders of North Carolina Premier in exchange for all of North Carolina Premier's outstanding shares of Common Stock and preferred stock. As a result of this transaction, North Carolina Premier became our wholly owned subsidiary. The shares of Common Stock issued to the shareholders of North Carolina Premier constitute approximately 88% of our currently outstanding shares of Common Stock. The shares of our Common Stock and Class A Preferred Stock issued to the shareholders of North Carolina Premier represent approximately 90% of the voting power of our capital stock, on a fully diluted basis.

         We entered into a merger agreement with North Carolina Premier, as a result of which North Carolina Premier was merged into Continuum immediately after the closing of the share exchange. In that merger, our name was changed from "Continuum Group C Inc." to our current name.

         For accounting purposes, this transaction was accounted for as a reverse merger, since the shareholders of North Carolina Premier now own a majority of the issued and outstanding shares of our Common Stock and our current directors and executive officers were nominated by North Carolina Premier and were appointed effective the closing of the share exchange.

OVERVIEW

         From 1995 until it merged with us, North Carolina Premier was a provider of information technology consulting services to businesses, primarily throughout the Southeast. The customer base includes businesses in the education, financial, healthcare, insurance, manufacturing, professional service, retail, textile, transportation, and utility industries, as well as governmental agencies. Upon consummation of our share exchange with the shareholders of North Carolina Premier, we acquired North Carolina Premier's business by acquiring North Carolina Premier itself; on merging North Carolina Premier into our company, we started conducting that business directly. The terms words "us," "we," and "our" refer to North Carolina Premier with respect to the period prior to the share exchange and refer to our company with respect to the subsequent period.

         Our business consists of providing information technology, or "IT," services to our clients. Our services typically encompass the IT business-solution software development life cycle. The IT business-solution software development life cycle references industry standard steps typically followed in developing or creating software (the blueprint methodology), including phases for planning, developing, implementing, managing, and ultimately maintaining, the IT solution. It is this process that creates quality software while minimizing issues for customers. A typical customer is an organization with complex information and data-processing requirements. Technology is crucial in all industries and therefore we market and sell to many sectors of business. We promote our services through our two delivery channels, IT Services and IT Solutions divisions. These divisions operate as one from an accounting and overall management perspective, however they are differentiated from a marketing and customer presentation perspective only. Management reviews and oversees the divisions as one combined entity, utilizes resources across both areas, and makes operational assessments and plans together. In light of this, Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 131 "Business segments" does not require separate financial reporting and the 2 channels are consolidated in all financial report presentations.

IT SERVICES DIVISION. This division provides staffing and consulting services across a broad range of skills and expertise. We recruit, retain, manage, and provide to our clients skilled business and technical expertise to help lead and train our customers or supplement their staffing requirements. In these contracts we bill our clients on a time-and-materials basis for all work performed. Because of the type of expertise involved and the complexity of the technology, customers seeking such services from us typically commit to long-term contracts that are typically a minimum of 9 months in which our staff work on site at client facilities under the daily direction of the client management. It is very common that we obtain contract extensions with our clients for our consulting resources.

Our recruiting and sales organization work with customers to define their requirements and staff the work using our then-current employees or recruit additional personnel on either an employee or consultant basis. In order to meet rapid response time required in today's market, for each client project we enter on our automated web-enabled software platform information relating to customer requirements and information regarding our candidate pool and our manpower needs. Our typical customers are Fortune 500 companies (including Wachovia, Michelin, Duke Power, and Bank of America), and they seek our expertise in areas such as application design and programming, systems analysis, database administration, web development, network administration, technical support, project management, and business analysis. Revenues from this division currently constitute 85 - 90% of our revenues, and we expect that to continue to be the case for the foreseeable future.

IT SOLUTIONS DIVISION. This division handles advanced technologies and solutions and provides expertise in project management, architecture, and project methodology. Its focus is to service customers on a project or deliverable basis. The work can be performed at customer facilities or at our facilities. With this type of work the customer typically enters into a contract with us for a fixed price bid that provides for delivery of a given service or delivery at a stated time. Services provided by this group range from helping clients assess their business needs and identifying the right technology solution, to helping customers select and implement packaged software, to designing, constructing, and testing new systems and integrating them with the customer's existing technology. Our core expertise is in creating customized applications or systems that are web enabled and transaction based systems. Typically the technology is based in the Object Oriented architecture. Because applications are customized specifically for individual customers, research and development is not a part of our process, we architect a system to meet a specific business need. In a Solution contract, Premier Alliance Group has complete control and accountability over the effort and delivery from a day to day perspective by picking resources, managing and directing them, and determining the way we complete the project.

SUMMARY


         Our focus has been to deliver quality services in a variety of ways that continue to respond to changes in the industry. This responsiveness has resulted in our being recognized as a provider of quality services (as evidenced by our being named a preferred vendor by a number of Fortune 500 companies). Being a company's preferred vendor or sub vendor means that we are one of a finite group of companies that are authorized to service a customer's technology needs. This gives us a tremendous advantage in terms of our ability to compete for that company's business, especially as industry consolidation continues, as it also greatly enhances our credibility with potential customers. If, as we expect, we continue to grow, that should make it easier for us to maintain our preferred-vendor status with existing customers and should increase our ability to be named as a preferred vendor for new customers.

          In delivering our services, we have four key functional areas or groups: (i) recruiting, which identifies the consulting staff we hire, (ii) sales, which works with our customers to identify opportunities for our services; (iii) operations, which provides the day to day support of the consulting staff in the field as well as all back office functions (HR, finance); and (iv) consultants, who act as our field "engineers" to deliver the service our customers need.

         Our clients include businesses in a wide variety of industries that use different types of hardware and software. This diversification has been key to
(1) limiting our exposure to volatility in our industry, (2) providing new opportunities for growth, and (3) assisting customers who need IT services to address new challenges. In 2002, our two largest customers (First Union and Wachovia) merged. The merger was consummated over a period of time and in 2003 our billings were combined making Wachovia our largest customer.

         Our services to Wachovia include recruiting, retaining, managing, and providing Wachovia with skilled business and technical expertise. Our consultants work on site at Wachovia providing various technology services, including software analysis, programming, design, and maintenance. Typically, Wachovia will specify a problem or unmet need in providing a service to its clients; our consultants will analyze the problem, suggest solutions, and assist in modifying or designing a software application to fix the problem. These software applications encompass most aspects of Wachovia's services, including, but not limited to, commercial loans, funds transfers, and direct deposit. Our agreements are signed individually for each contract resource (individual consultant) we provide to Wachovia. The terms are typically for a specified period of time with options to extend the contract as well as options to terminate the contract at any time with a two week notice. We bill on a time-and-materials basis on a weekly schedule for all work performed. Because of the type of expertise involved and the complexity of the technology, Wachovia typically commits to long-term contracts that are usually a minimum of nine months, in which our staff work under the daily direction of Wachovia management. In providing services to Wachovia, our operations team recruits and qualifies candidates based on requirements provided by Wachovia. Wachovia will interview all of our candidates and then select the individual that they would like to utilize for the specific consulting engagement.

RECRUITING

         Our success depends on our ability to hire and retain qualified employees. Our recruiting team contacts prospective employment candidates by telephone, through postings on the internet, and by means of our internal recruiting software and databases. For internet postings, we maintain our own web page at www.premieralliance.com and use other internet job-posting bulletin board services. We use a computer application to track applicants' information and skills and match them with customer opportunities. We only hire candidates after they have gone through a rigorous qualification process involving multiple interviews and repeated screening.

SALES

         Our sales team is our primary interface with the client. They develop and maintain business relationships by building knowledge on our client businesses, technical environments and strategic direction. We use a central repository system that links recruiter information with customer information (requisitions, etc..) to manage our process efficiently.

OPERATIONS

         Our operations team provides several functions in the company. Primary support and service for our consultants on a daily basis is critical. This ensures quality and delivery to our client. A key is the facilitation of information from client to consultant to overcome the obstacle of our folks working remote at client sites. Operations also handles all HR functions (benefit administration, payroll, background processing) as well as financial processing (billing, AP, AR, reporting).

COMPETITION

         The market for IT services is highly competitive. It is also highly fragmented, with many providers and no single competitor maintaining clear market leadership. Our competition varies by location, type of service provided, and the customer to whom services are provided. Our competitors fall into four categories: large national or international vendors; hardware vendors and suppliers of packaged software systems; small local or regional firms specializing in specific programming services or applications; and internal IT staff at our customers and potential customers. We believe that to compete successfully, we must have an office in the relevant market, offer appropriate IT solutions, be able to staff our work with skilled professionals, and price our services competitively. When servicing our customers, Premier typically signs master contracts for a one to three year period. The contracts typically set rules of engagement, pricing guidelines, and any discount processes required (volume typically). The contracts manage the relationship and are not indicators of guaranteed work. Individual contracts are put in place (under the master agreement) for each consultant assigned to the client site and cover logistics of length of contract and bill rate per hour for the particular assignment. In most cases contracts can be terminated with a notice of 10 to 30 days.

EMPLOYEES

         As of July 12, 2006, we had 101 full-time employees. Our employees are engaged in consulting services related to technology and business applications. None of our employees is represented by a labor union and we have never experienced a work stoppage. We believe relations with our employees are good.

PROPERTY

         Our practice is to lease commercial office space for all of our offices. Our headquarters are located in a modern four-story building in Charlotte, North Carolina. We lease approximately 8000 square feet of space at that location, under a lease that will expire in July 2009.

         Our other locations are leased facilities. Most of these facilities serve as sales and support offices and vary in size, generally from approximately 200 to 1500 square feet, depending on the number of people employed at that office. Our lease terms vary from periods of less than a year to three years and generally have flexible renewal options. We believe that our existing facilities are adequate to meet our current needs.

LEGAL PROCEEDINGS.

         As of December 31, 2005, and as of the date of this filing, we are not a party to any pending or threatened legal proceeding.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

         The following are the names and certain information regarding our current Directors and Executive Officers:

     Name                       Age      Position
     Mark S. Elliott            45       Chief Executive Officer,  Chief Financial Officer,  President,
                                         and Director

     Robert N. Yearwood         57       Vice President - Corporate Development, and Director

     Kevin J. Hasenfus          48       Vice President - Business Development, and Director

         Pursuant to our bylaws, each director serves for a term of one year and until re-elected or until a successor is elected. Officers are appointed annually by the Board of Directors (subject to the terms of any employment agreement) to hold office until a successor has been appointed.

BACKGROUND OF EXECUTIVE OFFICERS AND DIRECTORS


MARK S. ELLIOTT has been in the technology industry for more than 20 years. In that time, Mr. Elliott has worked with such Fortune 500 companies as JC Penney and First Union National Bank, as well as for a number of consulting organizations. He has held positions ranging from application developer, systems specialist, and project manager, to sales and senior management roles. Mr. Elliott moved into the consulting arena as a regional specialist and eventually moved into management as a technical director for Contract Data Services (acquired by Vanstar and subsequently acquired by Inacom). This position, which he held for five years, involved all aspects of the business from staff management, sales effort and strategy, to managing the profitability of the branch. In this capacity he was a partner responsible for developing a branch into a top service provider throughout North Carolina and South Carolina and servicing Fortune 500 companies such as First Union, Bank of America, MCI, Royal and SunAlliance. Mr. Elliott was an original founder of Old Premier (the predecessor to Premier) and was responsible for day-to-day operational aspects. He currently is Chief Executive Officer, Chief Financial Officer, and President of the Company. Mr. Elliott has had financial reporting and processing responsibilities within Premier Alliance Group for over 10 years, is adept at analyzing and evaluating financial statements, understands internal controls over financial reporting and processing and has worked closely with external auditors and CPA's over the past 10 years. Mr. Elliott has been employed by Premier since 1995.

KEVIN J. HASENFUS has 25 years of professional information-technology experience. He started his career as a programmer, systems analyst, and project manager at major energy and financial institutions. Subsequently he served as a product manager in the treasury management department of a large financial institution, where he was accountable for the strategic planning and implementation of the online banking system for large corporate customers. In 1990, he was named as a marketing director for a southeast-region information-technology services company and was responsible for all sales and marketing activity in a defined territory. He was one of the founding partners of Old Premier (the predecessor to Premier) and operated as the Chairman until November 2004. He currently is Executive Vice President of Business Development accountable for directing the sales teams on a daily basis, as well as for strategic planning for our sales initiatives. Mr. Hasenfus received a Bachelor of Science degree from Virginia Tech. He was valedictorian of his class at Airco Computer Learning Center. He has held various positions in the

Association  of  Systems  Management,  Goodwill  Industries  Computer   Training
Program for the Handicapped, and the United Way. Mr. Hasenfus has been employed by Premier since 1995.

ROBERT N. YEARWOOD has been in the technology industry for more than 30 years. Mr. Yearwood served as president of Old Premier (the predecessor to Premier) from 1999 until November 2004. Prior to this, Mr. Yearwood was founder and president of Software Data Services, Inc. ("SDS") from March 1988 until May 1999. In this capacity he grew the company from conception to approximately $9 million in annual sales. His responsibilities included sales, recruiting management, sales management, and directing overall business development efforts. Prior to forming SDS, Mr. Yearwood worked with three large regional consulting organizations in progressively responsible positions beginning with a sales position at Applied Management Systems (now known at CTG) to branch manager at Systems and Programming Consultants (now known as Compuware) and finally director of marketing at Metro Information Services (now known as Keane). Mr. Yearwood gained his initial technology experience by spending seven years in the field as a programmer and programmer/analyst. Mr. Yearwood is currently the Executive Vice President of Corporate Development and works on corporate strategies. Mr. Yearwood has been employed by Premier since 1999.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

         The audit committee is responsible for recommending independent auditors and reviewing management actions in matters relating to audit functions. The committee reviews, with independent auditors, the scope and results of its audit engagement, the system of internal controls and procedures and reviews the effectiveness of procedures intended to prevent violations of laws. The audit committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to filing of officers' certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal controls.

         Our board of directors currently acts as our audit committee. None of our audit committee members is "independent" in accordance with rule 4200(a)(14) of the Nasdaq Marketplace Rules. Our board of directors does not have an "audit committee financial expert," within the meaning of that phrase under applicable regulations of the Securities and Exchange Commission, serving on the audit committee. The board of directors believes that all members of the audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (1) understanding generally accepted accounting principles ("GAAP") and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that no audit committee member has obtained these attributes through the experience specified in the SEC's definition of "audit committee financial expert." Further, as is the case with many small companies, it would be difficult for us to attract and retain board members who qualify as "audit committee financial experts," and competition for such individuals is significant. The board of directors believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated "audit committee financial expert."

         The audit committee operates under a formal charter that governs its duties and conduct. A copy of the charter is available on our website, www.premieralliance.com. The audit committee has adopted a non-retaliation policy and a complaint-monitoring procedure to enable confidential and anonymous reporting to the audit committee.

Compensation Committee

         The compensation committee determines, approves, and reports to the board of directors on all elements of compensation of our executive officers. The compensation committee also has the power to prescribe, amend, and rescind rules relating to our stock option plans, to grant options and other awards under the stock option plans, and to interpret the stock option plans.

         Our board of directors currently acts as our compensation committee. None of the members of the compensation committee is "independent" in accordance with rule 4200(a)(14) of the Nasdaq Marketplace Rules.

         The compensation committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.premieralliance.com.

Nominating Committee

         Our board of directors currently acts as our nominating committee. The nominating committee operates under a written charter, a copy of which is available on our website, www.premieralliance.com.

The nominating committee performs the following functions:

    o It considers, and recommends to the board of directors, individuals for appointment or election as directors.

    o It recommends to the board of directors individuals for appointment to vacancies on any committee of the board of directors.

    o It makes recommendations to the board of directors regarding any changes to the size of the board of directors or any committee.

    o    It   assists   management   in   preparing  proxy statement  disclosure
         regarding the operations of the committee. It reports to the board of directors on a regular basis, not less than once a year.

    o It performs any other duties or responsibilities expressly delegated to the committee by the board of directors relating to board or committee members.

     Candidates for director should have certain minimum qualifications, including being able to understand basic financial statements, being over 21 years of age, having relevant business experience (taking into account the business experience of the other directors), and having high moral character. The committee retains the right to modify these minimum qualifications from time to time.

         In evaluating an incumbent director whose term of office is set to expire, the nominating committee will review that director's overall service to our company during that director's term, including the number of meetings attended, level of participation, quality of performance, and any transactions with our company engaged in by that director during his or her term.

         When selecting a new director nominee, the committee will first determine whether the nominee must be independent for Nasdaq purposes or whether the candidate must qualify as an "Audit Committee Financial Expert," as that term is used in section 407 of the Sarbanes-Oxley Act of 2002. The committee will then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee will then meet to consider the candidates' qualifications and chooses a candidate by majority vote.

         Shareholders wishing to directly recommend candidates for election to the board of directors at an annual meeting must do so by giving notice in writing to Chairman of the Nominating Committee, Premier Alliance Group, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. Any such notice must, for any given annual meeting, be delivered to the chairman not less than 120 days prior to the anniversary of the preceding year's annual meeting. The notice must state (1) the name and address of the shareholder making the recommendations, (2) the name, age, business address, and residential address of each person recommended, (3) the principal occupation or employment of each person recommended, (4) the class and number of shares of Premier Alliance Group shares that are beneficially owned by each person recommended and by the recommending shareholder, (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of our company if elected.

         The nominating committee will consider and vote on any recommendations so submitted. In considering any person recommended by a shareholder, the committee will look for the same qualifications that it looks for in any other person that it is considering for a position on the board of directors.

         Any shareholder nominee recommended by the committee and proposed by the board of directors for election at the next annual meeting of shareholders will be included in our proxy statement for that annual meeting.

                             EXECUTIVE COMPENSATION

         The following table sets forth the annual compensation paid to our executives for the fiscal year ended December 31, 2005. Each of our officers assumed their positions on November 5, 2004, on consummation of our share exchange agreement with Premier Alliance Group, Inc., a North Carolina corporation. This share exchange agreement is described in our annual report on Form 10-KSB for the fiscal year ended December 31, 2004.


                                                   SUMMARY COMPENSATION TABLE (1)

                                                                                                 Long-Term Compensation
                                          Annual Compensation                           Awards                      Payouts
                                                                               Restricted    Securities
                                                              Other Annual        Stock      Underlying    LTIP          All Other
Name and Principal                               Bonus        Compensation      Award(s)      Options/    Payouts       Compensation
Position                   Year     Salary ($)     ($)             ($)             ($)        SARs (#)      ($)              ($)

Mark S. Elliott,           2005     $180,000      -0-             $3,813           -0-           -0-        -0-              $29,640
CEO. CFO, and President    2004      $32,284      -0-               -0-            -0-           -0-        -0-              $ 3,090

Kevin J. Hasenfus,         2005     $180,000      -0-             $7,258           -0-           -0-        -0-              $31,440
Exec Vice President        2004     $ 32,284      -0-               -0-            -0-           -0-        -0-              $ 3,630

                                                                                                 Long-Term Compensation
                                          Annual Compensation                           Awards                      Payouts
                                                                               Restricted    Securities
                                                              Other Annual        Stock      Underlying    LTIP          All Other
Name and Principal                               Bonus        Compensation      Award(s)      Options/    Payouts       Compensation
Position                   Year     Salary ($)     ($)             ($)             ($)        SARs (#)      ($)              ($)

Robert N. Yearwood         2005     $180,000      -0-             $10,800          -0-           -0-        -0-             $47,348
Exec Vice President        2004     $ 32,248      -0-               -0-            -0-           -0-        -0-             $ 5,490


(1) The compensation described in this table does not include medical and dental insurance benefits received by the named executive officers, if applicable, which are available generally to all employees of the Company and certain perquisites and other personal benefits received by the named executive officers, the value of which does not exceed the lesser of $50,000 or 10% of any such officer's total salary and bonus disclosed in the table.

      The amount under "Other Annual Compensation" represents a car allowance or allocations, and the amount under "All Other Compensation" represents a 401K company contributed match and premium paid by the Company for officer life insurance policies.

         No grants of stock options or stock appreciation rights were made during the last fiscal year to our president and our president did not exercise any stock options during the last fiscal year. In addition, we do not have an equity compensation plan.

COMPENSATION OF DIRECTORS

         We do not currently compensate our directors. Furthermore, whereas we may in the future compensate non-employee directors, we anticipate that we will not compensate for their services as director those of our directors who are employees.

EMPLOYMENT CONTRACTS

         We do not have employment agreements with any of our employees.

LIMITS ON LIABILITY AND INDEMNIFICATION

         Our articles of incorporation eliminate the personal liability of our directors to the fullest extent permitted by law. The articles of incorporation further provide that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence and gross negligence on the part of the indemnified parties.

         Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         We own life insurance policies on the life of each of Mark S. Elliott, Kevin J. Hasenfus, and Robert N. Yearwood, each policy having a face amount of $3,000,000. These policies were purchased by Premier Alliance Group, Inc., the North Carolina corporation we acquired in a share exchange effective November 5, 2004. The policies were purchased to fund the repurchase of shares contemplated by a shareholders agreement; that agreement was terminated on our acquisition of the North Carolina. We elected to maintain the policies in order to provide a benefit and an incentive to the employees in question.

          An agreement with each of the employees relating to these policies provides that we retain ownership of the policy and are required to pay all scheduled monthly premiums and take all other actions necessary to maintain the policy in force, all until the earliest to occur of death of the employee, termination of the employee's employment, purchase of the policy by the employee, or our termination of the agreement. We have the right to terminate the agreement at any time in our sole discretion on at least 60 days' prior notice. If the employee dies at any time while we still own the policy, we are required to pay the employee's designated beneficiary an annual survivor's benefit of $300,000 per year for ten consecutive years.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table states, as of July 12, 2006, the number and percentage of shares of our Common Stock and Class A Preferred Stock owned by each person owning at least 5% of the outstanding shares of our Common Stock or Class A preferred stock, each officer and director owning stock, and all officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock issuable upon exercise of options or warrants, or conversion of shares of Class A preferred stock, held by that person that are currently exercisable or convertible or will become exercisable or convertible within 60 days after July 12, 2006, are deemed outstanding, but those shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The number and percentage of shares beneficially owned are based on the aggregate of 5,811,093 shares of Common Stock outstanding as of July 12, 2006.

         Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares owned, subject to community property laws. And unless otherwise indicated, the address of each person is care of Premier Alliance Group, Inc., 521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

                                                                     PERCENTAGE                  PERCENTAGE
NAME                                       SHARES                  BEFORE OFFERING             AFTER OFFERING
----                                       ------                  ---------------             --------------
Mark S. Elliott                                 646,016                 11.1%                         0%
Robert N. Yearwood                             1,602,119                27.6%                         0%
Kevin J. Hasenfus                              1,292,031                22.2%                         0%
All officers and directors as a                3,540,166                60.9%                         0%
group (3 persons)

Vicki Elliott                                   646,016                 11.1%                         0%
4020 Antioch Church Rd
Matthews, NC 28104
Richard C. Siskey                               981,944                 16.9%                         0%
4521 Sharon Road, Suite 400
Charlotte, NC 28211
Huntington Laurel                             310,088(1)                5.1%                          0%
 Partners LP
36 Golf Lane
Huntington, NY 11743
Joseph R. Nemeth                              103,364(2)                1.7%                          0%
 Living Trust
29289 Telegraph Rd.
Southfield, MI 48034
Jerry R. King                                 206,726(3)                3.4%                          0%
2228 Hwy 102
Chesterfield, SC 29709
Terry F. King                                 206,726(3)                3.4%                          0%
4901 Winding Lane

                                                                     PERCENTAGE                  PERCENTAGE
NAME                                       SHARES                  BEFORE OFFERING             AFTER OFFERING
----                                       ------                  ---------------             --------------
Indian Trail, NC 28709

Joseph A. Magurne and                         206,726(3)                3.4%                          0%
 Joseph M. Magurne
1 Geordian Ct.
Albertson, NY 11507

-------------------

   (1) Represents 155,044 shares of Class A Preferred Stock, and warrants to purchase 155,044 shares of Common Stock at $2.00 per share.

   (2) Represents 51,682 shares of Class A Preferred Stock, and warrants to purchase 51,682 shares of Common Stock at $2.00 per share.

   (3) Represents 103,363 shares of Class A Preferred Stock, and warrants to purchase 103,363 shares of Common Stock at $2.00 per share.


                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 50,000,000 shares of capital stock, par value $.001, of which 45,000,000 shares are Common Stock and 5,000,000 shares are preferred stock that may be issued in one or more series at the discretion of the Board of Directors. Our preferred stock has been designated as Class A Preferred Stock. As of the date hereof, 5,811,093 shares of Common Stock and 617,591 shares of Class A Preferred Stock were issued and outstanding.

COMMON STOCK

         The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of Common Stock are entitled to receive dividends ratably, as may be declared by the Board of Directors out of funds legally available, as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of Common Stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of Common Stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

CLASS A PREFERRED STOCK

          Shares of Class A Preferred Stock accrues 8% per annum dividends on a stated "dividend value." "Dividend Value" is a the amount equal to $0.98 per share for each share of Class A Preferred Stock outstanding. The dividends began accruing June 1, 2004, and are cumulative. Dividends are payable annually in arrears. At December 31, 2005 $27,883 of dividends have accrued on these shares, however, these dividends are unrecorded on the Company's books until declared.

         The Class A Preferred Stock is convertible into Common Stock, at any time at the holder's option, on a one to one basis. The Class A Preferred Stock will automatically convert into common shares on the first day our Common Stock price exceeds $2.03 per share. No Class A Preferred Stock has been converted at December 31, 2005.

         In the event of voluntary or involuntary liquidation, the holders of Class A Preferred Stock are entitled to receive any accrued but unpaid dividends prior to any distributions to common shareholders. After the distribution of unpaid dividends, the holders of Class A Preferred Stock are entitled to receive on a per share basis equal to the amount they would have received had all Class A Preferred Stock been converted into common shares prior to such liquidation.

OUTSTANDING WARRANTS AND OPTIONS

         As of the date of this prospectus, there were outstanding warrants to purchase 617,598 shares of Common Stock exercisable at $2.00 per share and expiring on June 1, 2007. No warrants have been exercised at December 31, 2005.

         The Company in 2004 issued an option to a consultant to the Company. The option was originally for the purchase of a number of shares of Common Stock equal to 4.5 percent of outstanding common shares on the "option price date," as defined below. On March 7, 2006, the parties agreed to modify the option to provide for the purchase of a fixed number of shares of Common Stock. As a result, the option provides for the purchase of 289,291 shares of common stock at an exercise price equal to the average market price of the Company's common stock during the 10 trading days immediately prior to the "option price date". The "option price date" is defined as the 90th day after the commencement of the trading of shares of the Company's common stock. The options expire two years following the "option price date". There was no material value placed on the grant of the options by the Company or the consultant on the date of the option grant.

TRANSFER AGENT AND REGISTRAR

         Continental Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for our Common Stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

SHARES OUTSTANDING AND FREELY TRADABLE AFTER OFFERING

         Upon completion of this offering, we will have up to 7,335,580 shares of Common Stock outstanding or subject to issuance pursuant to the terms of the outstanding Class A Preferred Stock, warrants and option. The shares in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

RULE 144

         In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of Common Stock and the average weekly trading volume in the Common Stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

EFFECT OF SUBSTANTIAL SALES ON MARKET PRICE OF COMMON STOCK

         We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that such sales will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the prospect of such sales, could adversely affect the market price of the Common Stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         The laws of the State of Nevada provide for the indemnification of our officers, directors and other eligible persons. We may enter into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or stockholder of Premier Alliance Group, Inc., including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for Premier Alliance Group, Inc. by Law Offices of Michael H. Freedman, PLLC.

                                     EXPERTS

         Premier Alliance Group, Inc.'s financial statements as of and for the years ended December 31, 2005 and December 31, 2004 included in this prospectus, have been audited by Scharf Pera & Co. PLLC, independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         Following the effective date of the registration statement, of which this prospectus forms a part, Premier Alliance Group, Inc. will be subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith will file reports, proxy or information statements and other information with the Securities and Exchange Commission. Any such reports, proxy statements and other information may be inspected and copied at the Public Reference Section, maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

         Premier Alliance Group, Inc. has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the Common Stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                                   PREMIER ALLIANCE GROUP, INC.


                                                  INDEX TO FINANCIAL STATEMENTS

Balance Sheet as of March 31, 2006 (Unaudited)                                                                  F-2

Statements of Operations for the three months ended March 31, 2006 (Unaudited)                                  F-4

Statement of Cash Flows for the three months ended March 31, 2006 (Unaudited)                                   F-5

Notes to Financial Statements as of March 31, 2006 (Unaudited)                                                  F-6

Report of Independent Registered Public Accounting Firm                                                         F-9

Balance Sheet as of December 31, 2005                                                                          F-10

Statements of Operations for the years ended December 31, 2005 and 2004                                        F-12

Statements of Changes in Shareholders' Equity for the years ended December 31, 2005 and 2004                   F-13

Statement of Cash Flows for the years ended December 31, 2005 and 2004.                                        F-14

Notes to the Consolidated Financial Statements as of December 31, 2005                                         F-16


                                       (F1}


                          PREMIER ALLIANCE GROUP, INC.
                                  BALANCE SHEET
                                 MARCH 31, 2006
                                   (UNAUDITED)



                                    ASSETS

CURRENT ASSETS:
  Cash                                             $    73,188

  Accounts receivable                                1,057,786

  Marketable securities                                 17,585

  Deferred income taxes                                 30,000

  Prepaid expenses                                      19,772
                                                    ----------

    Total current assets                                               1,198,331



PROPERTY AND EQUIPMENT - at cost less

  accumulated depreciation                                                39,326



OTHER ASSETS:

  Goodwill                                           2,231,284

  Investment in equity-method investee                 234,066

  Investment in cost-method investee                   100,000

  Cash surrender value of officers' life insurance     472,432

  Deferred income taxes                                  2,000

  Deposits and other assets                              4,500
                                                    ----------

                                                                       3,044,282
                                                                      ----------

                                                                     $ 4,281,939
                                                                      ----------


                                       (F2)


                        LIABILITIES AND STOCKHOLDERS' EQUITY



CURRENT LIABILITIES:
  Note payable                                    $   310,078

  Accounts payable                                    280,476

  Accrued expenses                                    382,207

  Income taxes payable                                138,569
                                                   ----------

    Total current liabilities                                          1,111,330



COMMITMENTS AND CONTINGENCIES                                               -



STOCKHOLDERS' EQUITY:

  Class A convertible preferred stock, $.001

    par value 5,000,000 shares authorized,

    617,591 shares issued and outstanding                 618

  Common stock, $.001 par value, 45,000,000

    shares authorized, 5,811,065 shares

    issued and outstanding                              5,811

  Additional paid-in capital                        3,300,639

  Accumulated deficit                                (136,459)
                                                   ----------

                                                                       3,170,609
                                                                      ----------

                                                                     $ 4,281,939
                                                                      ==========


                                       (F3)


                          PREMIER ALLIANCE GROUP, INC.

                            STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 2006 AND 2005

                                   (UNAUDITED)


                                                      2006           2005
                                                   ----------     ----------
NET REVENUE                                       $ 2,528,149    $ 2,715,013
                                                   ----------     ----------

OPERATING EXPENSES:

  Cost of revenues                                  1,898,582      2,073,519

  Selling, general and administrative                 569,949        692,697

  Depreciation                                          4,440          3,371
                                                   ----------     ----------

   Total operating expenses                         2,472,971      2,769,587
                                                   ----------     ----------

INCOME (LOSS) FROM OPERATIONS                          55,178        (54,574)
                                                   ----------     ----------

OTHER INCOME (EXPENSE):

  Interest expense, net                                (6,253)        (6,943)

  Gain (loss) on marketable securities                  2,500         (4,376)

  Officers' life insurance income (expense)            29,431        (23,237)

  Equity in net loss of equity-method investee         (1,236)        (1,382)

  Other income                                            100          1,223
                                                   ----------     ----------

   Total other income (expense)                        24,542        (34,715)
                                                   ----------     ----------

NET INCOME (LOSS) BEFORE INCOME TAXES                  79,720        (89,289)

INCOME TAX (EXPENSE) BENEFIT                          (32,994)        33,216

NET INCOME (LOSS)                                 $    46,726    $   (56,073)
                                                   ==========     ==========

Net income (loss) per share, basic and diluted    $      0.01    $     (0.01)
                                                   ==========     ==========

Weighted average number of shares,

  basic and diluted                                 5,811,093      5,811,065
                                                   ==========     ==========


                                       (F4)


                          PREMIER ALLIANCE GROUP, INC.
                           STATEMENTS OF CASH FLOWS
                  THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                                  (UNAUDITED)

                                                      2006           2005
                                                   ----------     ----------
CASH FLOWS FROM OPERATING ACTIVITIES:

  Net income (loss)                               $    46,726    $   (56,073)

  Adjustments to reconcile net income (loss)

    to net cash provided by operating activities:

      Depreciation                                      4,440          3,371

      Increase of cash surrender value of

        officers' life insurance                      (53,851)        (1,183)

      Deferred income taxes                           (92,000)      (123,000)

      Equity in loss of equity-method investee          1,236          1,381

    Changes in operating assets and liabilities:

      Increase in accounts receivable                 (29,206)      (140,758)

      (Increase) decrease in marketable securities (2,500) 123,980

      Decrease (increase) in prepaid expenses          11,801         (2,620)

      Increase in deposits and other assets               -             (647)

      Increase in accounts payable                      2,283         16,027

      Increase in accrued expenses                      8,396         71,638

      Increase in income taxes payable                120,619         84,134
                                                   ----------     ----------

    Net cash provided by (used in) operating

      activities                                       17,944        (23,750)
                                                   ----------     ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchases of property and equipment                     -           (2,203)
                                                   ----------     ----------

    Net cash used in investing activities                 -           (2,203)
                                                   ----------     ----------


                                       (F5)


CASH FLOWS FROM FINANCING ACTIVITIES:

  S Corporation distributions                             -          (34,000)

  Proceeds from line of credit                          5,000        162,000
                                                   ----------     ----------

    Net cash provided by financing activities           5,000        128,000
                                                   ----------     -----------

Net increase in cash                                   22,944        102,047

Cash - beginning of period                             50,244        237,019
                                                   ----------     -----------

Cash - end of period                              $    73,188    $   339,066
                                                   ==========     ===========


                                       (F6)

                          PREMIER ALLIANCE GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                  THREE MONTHS ENDED MARCH 31, 2006 AND 2005
                                  (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION:

     The accompanying unaudited interim financial statements of Premier Alliance Group, Inc. (the "Company") have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC") and should be read in conjunction with the audited financial statements and notes thereto contained in the
Company's Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for fiscal year 2005 as reported in the 10-KSB have been omitted.


NOTE 2 - ORGANIZATION AND BUSINESS:

     Premier Alliance Group, Inc. ("Old Premier") was organized under the laws of North Carolina in June, 1995. Old Premier provided information technology solutions and consulting services to customers operating in a variety of industries throughout the United States.

     On November 5, 2004, Old Premier and its shareholders consummated a share exchange agreement with the Company. The Company was an inactive public company that was organized in Nevada in January, 2000. Pursuant to the exchange agreement, shareholders of Old Premier were issued 36,176,863 shares of common stock and 4,323,157 shares of Class A convertible preferred stock in exchange for all of their outstanding common stock and preferred stock in Old Premier. As a result of the share exchange agreement, the shareholders of Old Premier acquired a majority of the issued and outstanding common and preferred stock of the merged company. For accounting purposes, the transaction was accounted for as a reverse merger. Old Premier was merged into the Company and immediately after the merger, the Company was renamed Premier Alliance Group, Inc.


                                       (F7)

NOTE 3 - ADDITIONAL PAID-IN CAPITAL:

     The Company had $1,057,673 of undistributed earnings (retained earnings) at the date of its conversion (June 6, 2004) from an S Corporation to a C Corporation. In accordance with SEC Staff Accounting Bulletin Topic 4B, the Company treated this amount as a constructive distribution to the owners followed by a contribution to the capital of the corporation by the owners. During the three months ended March 31, 2005, the Company made S Corporation distributions of $34,000, which was recorded as a reduction of the additional paid-in capital contributed by the owners.


NOTE 4 - CLASS A CONVERTIBLE PREFERRED STOCK:

     The Class A Convertible Preferred Stock accrues 8 percent per annum dividends on a stated "dividend value". "Dividend value" is the amount equal to $0.98 per share for each share of Class A Convertible Preferred Stock outstanding. The dividends began accruing June 1, 2004 and are cumulative. Dividends are payable annually in arrears. During 2005, the Company declared and paid dividends of $47,800 ($0.07 per preferred share). At March 31, 2006, $39,833 of dividends have accrued on these shares. However, they are unrecorded on the Company's books until declared.


                                       (F8)

Scharf Pera & Co., PLLC
                                                 Certified Public Accountants
                                                 4600 Park Road
                                                 Suite 112
                                                 Charlotte, North Carolina 28209
                                                 704-372-1167
                                                 Fax:  704-377-3259


Audit Committee
Premier Alliance Group, Inc.
Charlotte, North Carolina


                          INDEPENDENT AUDITORS' REPORT


     We have audited the accompanying balance sheet of Premier Alliance Group, Inc. as of December 31, 2005, and the related statements of operations, stockholders' equity, and cash flows for the two years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Premier Alliance Group, Inc. as of December 31, 2005 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.



                                                    Scharf Pera & Co., PLLC



February 9, 2006
Charlotte, North Carolina

                                     (F9)

                         PREMIER ALLIANCE GROUP, INC.
                                BALANCE SHEET
                              DECEMBER 31, 2005


                 ASSETS
                 ------
  CURRENT ASSETS:
     Cash                                               $       50,244
     Accounts receivable                                     1,028,580
     Marketable securities                                      15,085
     Prepaid expenses
       and other current assets                                 31,573
                                                        -----------------

         Total current assets                                              $      1,125,482

  PROPERTY AND EQUIPMENT - at
     cost less accumulated depreciation                                              43,765

  OTHER ASSETS:
     Goodwill                                                2,231,284
     Investment in equity-method investee                      235,302
     Investment in cost-method investee                        100,000
     Cash surrender value of officers'
       life insurance                                          418,580
     Deferred tax asset                                          9,000
     Deposits and other assets                                   4,500
                                                        -----------------

         Total other assets                                                       2,998,666
                                                                           ------------------

                                                                           $      4,167,913
                                                                           ==================

                      See Notes to Financial Statements
                                     (F10)

                 LIABILITIES AND STOCKHOLDERS' EQUITY

  CURRENT LIABILITIES:
     Note payable                                                $      305,078
     Accounts payable                                                   278,190
     Accrued expenses                                                   373,812
     Income taxes payable                                                17,950
     Deferred income taxes                                               69,000
                                                                 -----------------

         Total current liabilities                                                  $      1,044,030


  COMMITMENTS AND CONTINGENCIES                                                                  --


  STOCKHOLDERS' EQUITY
     Class A convertible preferred stock,
       liquidation  preference  of $0.05 per share,
       $.001 par value  5,000,000  shares authorized,
       617,598 shares issued and outstanding                                618
     Common stock, $.001 par value, 45,000,000
       shares authorized, 5,811,093 shares
       issued and outstanding                                             5,811
       Additional paid-in capital                                     3,300,639
       Accumulated deficit                                             (183,185)
                                                                 -----------------

         Total stockholders' equity                                                        3,123,883
                                                                                    $      4,167,913
                                                                                    ==================


                      See Notes to Financial Statements
                                     (F11)

                         PREMIER ALLIANCE GROUP, INC.
                           STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                2005                  2004
                                                           ---------------     ------------------
  NET REVENUES                                            $   10,574,571       $    11,285,227

  OPERATING EXPENSES:
      Cost of revenues                                         7,813,893             8,465,727
      Selling, general and administrative                      2,461,316             2,576,984
      Depreciation                                                14,432                17,625
                                                           ---------------     ------------------

        Total operating expenses                              10,289,641            11,060,336

  INCOME FROM OPERATIONS                                         284,930               224,891

  OTHER INCOME (EXPENSE):
  Net liabilities assumed in acquisition                            --                 (75,000)
  Interest expense, net                                          (32,137)               (5,903)
  (Loss) gain on marketable securities                           (19,942)               23,288
  Officers' life insurance income                                  6,232                49,853
  Equity in net loss of equity-method investee                    (5,001)               (9,696)
  Other income                                                     6,798                 2,200
                                                           ---------------     ------------------

         Total other expense                                      (44,050)             (15,258)

  NET INCOME BEFORE INCOME TAXES                                  240,880              209,633

  INCOME TAX EXPENSE                                              (87,013)            (330,197)

  NET INCOME (LOSS)                                               153,867             (120,564)

  PREFERRED STOCK DIVIDEND                                        (47,800)                --
                                                           ---------------     ------------------

  NET INCOME (LOSS) AVAILABLE FOR
    COMMON STOCKHOLDERS                                           106,067             (120,564)

  Net income (loss) per share, basic and diluted         $           0.02       $        (0.02)
                                                         =================    ===================
  Weighted average number of shares,
  basic and diluted                                             5,811,093            5,266,845
                                                         =================    ===================

                      See Notes to Financial Statements
                                     (F12)

                         PREMIER ALLIANCE GROUP, INC.
                     STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                     CLASS A                                             RETAINED
                                                 PREFFERED STOCK       COMMON STOCK        ADDITIONAL    EARNINGS          TOTAL
                                              ------------------------------------------    PAID-IN     (ACCUMULATED  STOCKHOLDERS'
                                                 SHARES     AMOUNT  SHARES        AMOUNT    CAPITAL       DEFICIT)         EQUITY
                                              --------------------------------------------------------------------------------------
  BALANCE AT
    DECEMBER 31, 2003                                               5,168,126  $  5,168  $  1,668,019  $  1,206,048  $  2,879,235
  Net loss                                                                                                 (120,564)     (120,564)
  S Corporation distributions                                                                              (255,063)     (255,063)
  Deemed distribution and
    contribution to capital
    in conversion of S Corporation
    to C Corporation                                                                       (1,057,673)    1,057,673          --
  Issuance of Class A
    preferred stock                             617,598  $  618                               575,590                     576,208
  Common stock held by Continuum

    Group C Inc. stockholders                                         642,939       643          (643)                       --
                                             ---------  -------  ------------  --------  ------------   -----------  ------------

  ENDING BALANCE,                               617,598     618     5,811,065     5,811     3,300,639      (227,252)    3,079,816
    DECEMBER 31, 2004
  Net income                                                                                                153,867       153,867
  Rounding of shares on
    reverse split                                                          28
  S Corporation distributions                                                                 (62,000)                    (62,000)
  Dividends on Class A
  preferred stock                                                                             (47,800)                    (47,800)
                                             ---------  -------  ------------  --------  ------------   -----------  ------------
  ENDING BALANCE,
    DECEMBER 31, 2005                           617,598  $  618     5,811,093  $  5,811  $  3,238,639   $  (121,185) $  3,123,883
                                             =========  =======  ============  ========  ============   ===========  ============

                      See Notes to Financial Statements
                                     (F13)

                          PREMIER ALLIANCE GROUP, INC.
                              STATEMENTS OF CASH FLOWS
                        YEARS ENDED DECEMBER 31, 2005 AND 2004

                                                                   2005                2004
                                                            -----------------   ----------------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net income (loss)                                      $     153,867       $     (120,564)
     Adjustments to reconcile net income (loss) to
       net cash provided by operating activities:
     Depreciation expense                                          14,432               17,625
     Increase cash surrender value of officers'
       life insurance                                            (106,311)            (142,271)
     (Decrease) increase in deferred income taxes                (112,000)             172,000
     Equity in loss of equity-method investee                       5,002                9,696
   Changes in operating assets and liabilities:
     Decrease (increase) in accounts receivable                    83,909             (243,147)
     Decrease (increase) in marketable securities                 139,545              (33,910)
     (Increase) decrease in prepaid expenses                       (6,232)             455,379
     Decrease in deposits and other assets                          1,516               17,434
     Increase in accounts payable                                  22,127              256,063
     Decrease in excess of outstanding
       checks over bank balances                                       --             (797,632)
     Increase (decrease) in accrued expenses                       10,708               (4,172)
     (Decrease) increase in income taxes payable                   (4,468)              22,418
                                                            -------------       --------------
   NET CASH PROVIDED BY (USED IN) OPERATING
     ACTIVITIES                                                   202,095             (391,081)
                                                            -------------       --------------


   CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment                          (22,070)             (15,269)
     Investment in equity-method investee                            --               (250,000)
                                                            -------------       --------------
       NET CASH USED IN INVESTING ACTIVITIES                      (22,070)            (265,269)
                                                            -------------       --------------
    CASH FLOWS FROM FINANCING ACTIVITIES

       S Corporation distributions                                (62,000)            (255,063)
       Dividends paid                                                --                (47,800)
       (Payments on) proceeds from line of credit                (257,000)             562,078
       Proceeds from preferred stock issuance                        --                576,208
         NET CASH (USED IN) PROVIDED BY
          FINANCING ACTIVITIES                                   (366,800)             883,223
                                                            -------------       --------------

        NET (DECREASE) INCREASE IN CASH                          (186,775)             226,873
        CASH - BEGINNING OF YEAR                                  237,019               10,146
                                                            -------------       --------------
        CASH - END OF YEAR                                  $      50,244       $      237,019
                                                            =============       ==============

                      See Notes to Financial Statements
                                     (F14)

                         PREMIER ALLIANCE GROUP, INC.
                          STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004
                                 (continued)

   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                           2005                2004
                                                      --------------      -------------
   Cash payments for:
     Interest                                             36,336              15,102
     Income taxes                                        205,000             135,779




   Cash received for:
     Interest                                              4,199               9,199
     Net liabilities assumed in acquisition of
     Continuum Group C Inc.                                  --               75,000


                      See Notes to Financial Statements
                                     (F15)

                          PREMIER ALLIANCE GROUP, INC.
                          NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2005 AND 2004



NOTE 1 - ORGANIZATION AND BUSINESS:

     Premier Alliance Group, Inc. ("Old Premier") was organized under the laws of North Carolina in June, 1995. Old Premier provided information technology solution and consulting services to customers operating in a variety of industries throughout the United States.

     On November 5, 2004, Old Premier and its shareholders consummated a share exchange agreement with the Company. The Company was an inactive public company that was organized in Nevada in January, 2000. Pursuant to the exchange agreement, shareholders of Old Premier were issued 36,176,863 shares of common stock and 4,323,157 shares of Class A convertible preferred stock in exchange for all of their outstanding common stock and preferred stock in Old Premier. As a result of the share exchange agreement, the shareholders of Old Premier acquired a majority (90%) of the issued and outstanding common and preferred stock of the merged company. For accounting purposes, the transaction was accounted for as a reverse merger. Old Premier was merged into the Company and immediately after the merger the Company was renamed Premier Alliance Group, Inc. The Company accounted for the share exchange using the purchase method of accounting as prescribed by Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 141 "Business Combinations". The Company did not record any amount for goodwill on the share exchange; the Company did record $75,000 of expense representing the amount that the Company's liabilities exceeded assets on November 5, 2004. The historical financial statements prior to November 5, 2004 are those of Old Premier.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     CASH AND CASH EQUIVALENTS:

         The Company considers all highly liquid investments having an original maturity of three months or less to be cash equivalents. Amounts invested may exceed federally insured limits at any given time.


     ACCOUNTS RECEIVABLE:

         The Company considers accounts  receivable to be fully collectible.  If
amounts  become  uncollectible,   they  are  charged  to  operations  when  that
determination is made.

                                     (F16)

     MARKETABLE SECURITIES:

         Marketable equity securities are accounted for as trading securities and are stated at market value with unrealized gains and losses accounted for in current income from operations.

     PROPERTY AND EQUIPMENT:

         Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets ranging from five to seven years. Maintenance and repair costs are expensed as incurred. Gains or losses on dispositions are reflected in income.

     GOODWILL AND INTANGIBLE ASSETS:

         Purchased goodwill in the amount of $2,718,385 was being amortized over 15 years until December 31, 2001. Accumulated amortization at December 31, 2001 was $487,101. Effective January 1, 2002, the Company ceased amortization of goodwill in accordance with FASB SFAS No. 142, "Goodwill and Other Intangible Assets". The Company assesses goodwill for impairment annually.

     REVENUE RECOGNITION:


         The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin No. 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of any agreement exists, services have been rendered, and collectibility is reasonably assured, therefore, revenue is recognized when the Company invoices customers for completed services at contracted rates and terms. Customers are invoiced in the same period that the revenue is earned. For the IT Services Division, revenue is reported on a time and materials basis. For the IT Solutions Division, revenue is reported either on a time and materials basis or on a fixed price basis. When using a fixed price basis, revenue is reported based on delivery and acceptance (formal sign off) of contractual service/stages/products to a customer, within the period of acceptance.



     INCOME TAXES:

         On June 6, 2004, effective with the issuance of preferred stock, the Company was required by income tax regulations to change from an S Corporation to a C Corporation. Prior to June 6, 2004, as an S Corporation, the Company had no liability or expense for income taxes and none were reflected in the financial statements for 2004 prior to June 6, 2004. Effective with the conversion to a C Corporation, the Company accounts for income taxes under FASB SFAS No. 109 "Accounting for Income Taxes". Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to


                                     (F17)
differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. (See Note 9)

                                     (F18)

     USE OF ACCOUNTING ESTIMATES:

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures. Accordingly, the actual amounts could differ from those estimates. Any adjustments applied to estimated amounts are recognized in the year in which such adjustments are determined.

     FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The Company's financial instruments include cash, accounts receivable, prepaid expenses, accounts payable, accrued expenses, and credit facilities.

         The  Company  did  not  have  any  outstanding   financial   derivative
instruments.

     RECLASSIFICATIONS

         Certain reclassifications have been made in the prior year financial statements to conform to classifications used in the current year.

     RECENT PRONOUNCEMENTS:

         In June 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections". SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, "Accounting Changes" and FAS No. 3 "Reporting Accounting Changes in Interim Financial Statements". FASB No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new account principle. FASB No. 154 also requires that a change in estimate, and correction of errors in previously issued financial statements should be termed as a "restatement." The new standard will be effective for the Company in the first interim or annual reporting period beginning after December 15, 2005. The adoption of SFAS No. 154 did not have a material effect on the consolidated financial statements of the Company.

         In March 2005, the FASB issued FASB Staff Position (FSP) FIN 46(R)-5, "Implicit Variable Interest Under FIN 46(R). FSP FIN 46(R)-5 states that a reporting entity should consider whether it holds an implicit variable interest in a variable interest entity (VIE) or in a potential VIE. If the aggregate of the explicit and implicit variable interests held by the reporting entity and its related parties would, if held by a single part, identify that part as the primary beneficiary, the party within the group most closely associated with the VIE should be deemed the primary beneficiary. The guidance of FSP FIN 46(R)-5 was effective for the reporting period beginning after March 3, 2005. The adoption of this pronouncement did not have a material impact on the Company's consolidated financial statements.

                                     (F19)

         In March 2005, the FASB also issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" (FIN 47). FIN 47 clarifies that an entity must record a liability for a "conditional" asset retirement obligation if the fair value of the obligation can be reasonably estimated. This pronouncement is effective for the Company beginning December 15, 2005. The adoption of FIN 47 did not have a material impact on the Company's consolidated financial statements.


NOTE 3 - PROPERTY AND EQUIPMENT:

     The principal categories and estimated useful lives of property and equipment are as follows:

                                                     Estimated
                                                    Useful Lives
                                                    ------------
     Office equipment                $    289,586       5 years
     Furniture and fixtures                61,962       7 years
     Computer software                     17,100       3 years
                                      ----------
                                         368,648
     Less: accumulated depreciation     (324,883)
                                      ----------
                                     $    43,765
                                      ==========


NOTE 4 - MARKETABLE SECURITIES CLASSIFIED AS TRADING SECURITIES:

     Under SFAS 115, securities that are bought and held principally for the purpose of selling them in the near term (thus held only for a short time) are classified as trading securities. Trading generally reflects active and frequent buying and selling, and trading securities are generally used with the objective of generating profits on short-term differences in price. The change in the net unrealized holding gain or loss for the year ended December 31, 2005, which is included in income from operations, is as follows:

                                               Fair Market
                                   Cost           Value         Holding Loss
                                ----------     -----------     --------------
Equity Investments              $   33,205     $    15,085     $      18,120



                                     (F20)

NOTE 5 - INVESTMENT IN EQUITY-METHOD INVESTEE:

     In 2004, the Company invested $250,000 for 33 percent ownership of Critical Analytics, Inc. Critical Analytics, Inc. is in the business of software development and consulting services. The Company accounts for this investment using the equity method. The Company records its proportionate share of income or loss from Critical Analytics, Inc.'s results of operations; correspondingly, the carrying amount of the investment is increased by equity in earnings and reduced by equity in losses. During 2005 and 2004, the Company recorded losses of $5,001 and $9,696 as its equity in Critical Analytics, Inc., respectively.
Summarized financial information of Critical Analytics, Inc. at December 31, 2005 and 2004 is as follows:

                                                     2005            2004
                                                     ----            ----
          Assets:
            Current assets                       $   219,673     $   251,602
            Property and equipment - net              13,748           5,964
                                                  ----------      ----------

                                                 $   233,421     $   257,566
                                                  ----------      ----------

          Liabilities and stockholders' equity:
            Current liabilities                  $    27,069     $    36,210
            Stockholders' equity                     206,352         221,356
                                                  ----------      ----------

                                                 $   233,421     $   257,566
                                                  ==========      ==========

            Gross revenue                        $       -       $       --
            Other income                               5,736             --
            Operating expenses                       (20,740)        (29,099)
                                                  ----------      ----------

            Net loss                             $   (15,004)    $   (29,099)
                                                  ==========      ==========


NOTE 6 - INVESTMENT IN LIMITED LIABILITY COMPANY:

     The Company has an investment in a limited liability company, which owns approximately 33 percent of the office building that the Company leases office space from in Charlotte, North Carolina. The Company's investment represents an approximate 3 percent share of ownership in the limited liability company. Because the limited liability company interest does not have a readily determinable fair value, the Company accounts for its investment using the cost method. Accordingly, the carrying value of $100,000 is equal to the capital contribution the Company has made. Income is recognized when capital distributions are received by the Company. A capital distribution of $0 and $4,200 was received and recognized as income in the year ended December 31, 2005 and 2004, respectively.

                                     (F21)

NOTE 7 - NOTES PAYABLE:

     The Company has entered into a loan agreement for a line of credit with a financial institution, providing the Company with a maximum credit line of $1,500,000. The line of credit is due on demand. The Company may only borrow up to 75 percent of accounts receivable aged at 90 days or less plus $600,000 in aggregate guarantees provided by certain stockholders of the Company. Borrowings under the agreement bear interest at the LIBOR rate plus 3 percent (7.4 percent at December 31, 2005), payable monthly. In addition, the loan is collateralized by substantially all assets of the Company. Outstanding borrowings under the loan agreement were $305,078 and $562,078 at December 31, 2005 and 2004, respectively.


NOTE 8 - STOCKHOLDERS' EQUITY:

     COMMON STOCK:

         On November 5, 2004, the Company issued 36,176,863 shares to the stockholders of Old Premier in exchange for all the outstanding common stock of Old Premier. The total number of shares outstanding post-merger was 40,676,863 including, 4,500,000 shares held by the former stockholders of Continuum Group C, Inc. On December 16, 2004, the Company effected a 7:1 reverse split of its outstanding common stock resulting in 5,811,093 common shares outstanding. All share and per share amounts in the financial statements are restated retroactively for the split.

     CLASS A CONVERTIBLE PREFERRED STOCK:

         On November 5, 2004 the Company issued 4,323,137 Class A Preferred shares to the stockholders of Old Premier in exchange for all the outstanding preferred stock of Old Premier. Old Premier had issued preferred stock on June 6, 2004 for $576,208, net of issue costs. On December 16, 2004, the Company effected a 7:1 reverse split of its outstanding preferred shares resulting in 617,598 preferred shares outstanding. All share amounts in the financial statements are restated retroactively for the split.


         The Class A Preferred Stock accrues 8 percent per annum dividends on a stated "dividend value". "Dividend value" is the amount equal to $0.98 per share for each share of Class A Preferred Stock outstanding. The dividends began accruing June 1, 2004, and are cumulative. Dividends are payable annually in arrears. During 2005, the Company declared and paid dividends of $47,800 ($0.07 per preferred share). At December 31, 2005, $27,883 ($0.05 per preferred share) of dividends have accrued on these shares respectively. However, they are not recorded on the Company's books until declared.


                                     (F22)

         The Class A Preferred Stock is convertible, at the holder's option, into common stock on a one to one basis at any time. The Class A Preferred Stock will automatically convert into common shares on the first day the Company's common stock price exceeds $2.03 per share. No Class A Preferred Stock has been converted at December 31, 2005.

         In the event of voluntary or involuntary liquidation, the Class A Preferred Shareholders are entitled to receive any accrued but unpaid dividends prior to any distributions to common shareholders. After the distribution of unpaid dividends, the Class A Preferred Shareholders are entitled to receive on a per share basis equal to the amount they would have received had all Class A Preferred Stock been converted into common shares prior to such liquidation.

     WARRANTS:

         A common stock purchase warrant was issued to holders of Class A Preferred Stock on a one to one basis. The warrants have an exercise price of $2.00 per common share and expire June 1, 2007. No warrants have been exercised at December 31, 2005.

     STOCK OPTIONS:

         The Company in 2004 issued options to a consultant to the Company. The options are for the number of shares equal to 4.5 percent (261,494 at December 31, 2005) of outstanding common shares on the "option price date" at an exercise price equal to the average market price of the Company's common stock during the 10 trading days immediately prior to the "option price date". The "option price date" is defined as the 90th day after the commencement of the trading of shares of the Company's common stock. The options expire two years following the "option price date". There was no material value placed on the grant of the options by the Company or the consultant on the date of the option grant.

     ADDITIONAL PAID-IN CAPITAL:

         The Company had $1,057,673 of undistributed earnings (retained earnings) at the date of its conversion from an S Corporation to a C Corporation. In accordance with SEC Staff Accounting Bulletin Topic 4B, the Company treated this amount as a constructive distribution to the owners followed by a contribution to the capital of the corporation by the owners. During 2005, the Company made S Corporation distributions of $62,000, which was recorded as a reduction of the additional paid-in capital contributed by the owners.

                                     (F23)

NOTE 9 - INCOME TAXES:

     Significant components of the income tax provision is summarized as follows:

       Current provision:                    2005             2004
                                          ----------       -----------
              Federal                    $   163,396      $   129,884
              State                           35,617           28,313
       Deferred provision:
              Federal                        (91,000)         141,000
              State                          (21,000)          31,000
                                          ----------       ----------
                                         $    87,013      $   330,197
                                          ==========       ==========

     A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate on income before income taxes for the years ended December 31, 2005 and 2004 follows:

                                             2005             2004
                                          ----------       ----------
       Federal statutory rate                34.0%            34.0%
       State income taxes, net of
         federal income tax benefit           4.5              4.5
       Income tax effect attributable
         to portion of the year the
         Company was recognized as an
         S Corporation for federal
         tax purposes                         --             (17.3)
       Income tax effect of conversion
         From an S Corporation to a C
         Corporation and conversion
         from cash basis to accrual
         basis for income taxes               --             122.4
       Permanent difference                  (2.4)            13.9
                                       ----------       ----------
                                             36.1%           157.5%
                                       ==========       ==========

                                     (F24)

     The Company provides for income taxes using the liability method in accordance with FASB SFAS No. 109 "Accounting for Income Taxes". Deferred income taxes arise from the differences in the recognition of income and expenses for tax purposes. Deferred tax assets and liabilities are comprised of the following at December 31, 2005:

                                                     2005
                                                  ----------
       Deferred income tax assets:
         Accrued compensation                    $    20,000
         Trading securities                            7,000
         Intangible assets                            18,000
                                                  -----------
                                                      45,000

       Less: Valuation allowance                         -
       Net deferred income tax
         assets                                  $    45,000
                                                  ==========

       Deferred income tax
         liabilities:
           Property and equipment                $    (9,000)
           Income tax effect of
             conversion from an S
             Corporation to a C
             Corporation and conversion
             from cash basis to accrual
             basis for income taxes                  (96,000)
                                                  ----------

       Total deferred tax liabilities               (105,000)
                                                  ==========
       Net deferred income tax
         liabilities                             $   (60,000)
                                                  ==========

                                     (F25)

NOTE 10 - NET INCOME (LOSS) PER SHARE:

     In accordance with FASB SFAS No. 128, "Earnings per Share", and SEC Staff Accounting Bulletin No. 98, basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted - average number of common shares outstanding during the period. Under SFAS No. 128, diluted income or loss per share is computed by dividing net income or loss for the period by the weighted - average number of common and common equivalent shares, such as stock options, warrants and convertible securities, outstanding during the period. Such common equivalent shares have not been included in the Company's computation of net income (loss) per share in 2005 and 2004 as their effect would have been anti-dilutive.

                                             2005              2004
                                         -----------       -----------
     Net income (loss)                   $   153,867       $  (120,564)
     Preferred stock dividend                (47,800)             --
                                         -----------       -----------
     Numerator - net income (loss)
       Available to common stockholders      106,067          (120,564)

     Denominator - Weighted - average
       shares outstanding                $ 5,811,093       $ 5,266,845
                                         ===========       ===========

     Net income (loss) per share         $      0.02       $     (0.02)
                                         ===========       ===========

     Incremental common shares (not
       included because of their anti-
       dilutive nature)
         Stock options                       261,494           261,494
         Stock warrants                      617,598           617,598
         Convertible preferred stock         617,598           617,598
                                         -----------       -----------
                                           1,496,690         1,496,690
                                         ===========       ===========


NOTE 11 - COMMITMENTS AND CONTINGENCIES:

     The Company is obligated under various operating leases for office space and automobiles.

     The future minimum lease payments under noncancellable operating leases with initial remaining lease terms in excess of one year (including the related party lease below), as of December 31, 2005, are as follows:

                                                 Lease
                       Year Ending               Payments
                                               -----------
                           2006                $   191,980
                           2007                    197,264
                           2008                    186,829
                           2009                    110,866
                           2010                        -
                        Thereafter                     -
                                               -----------
                                               $   686,939
                                               ===========

                                     (F26)

     Rent expense for operating leases during 2005 and 2004 was approximately $203,437 and $256,718, respectively.

     The Company has a 3 percent ownership interest in a limited liability company that owns approximately 33 percent of the building the Company leases office space from in Charlotte, North Carolina. Additionally, an individual stockholder of the Company owns approximately 30 percent of the same limited liability company. Rent expense pertaining to this operating lease during 2005 and 2004 was approximately $129,931 and $197,138, respectively.


NOTE 12 - EMPLOYEE BENEFIT PLAN:

     The Company has a 401(k) plan which covers substantially all employees. Plan participants can make voluntary contributions of up to 15 percent of compensation, subject to certain limitations. Under this plan, the Company matches a portion of employee deferrals. Total contributions to the plan for the years ended December 31, 2005 and 2004 were approximately $45,403 and $21,232, respectively.


NOTE 13 - ADVERTISING:

     The Company expenses advertising costs as incurred. Advertising expenses for the years ended December 31, 2005 and 2004 were $4,885 and $7,647, respectively.


NOTE 14 - MAJOR CUSTOMERS:

     Approximately 43 and 57 percent of total revenues were made to one customer for the years ended December 31, 2005 and 2004, respectively.


NOTE 15 - OTHER MATTERS:

     CASH CONCENTRATION:

         The Company maintains some of its cash in bank deposit accounts, money market funds and certificates of deposits, which, at December 31, 2005, exceeded federally insured limits by $105,856. These accounts are maintained in high credit quality financial institutions in order to reduce the risk of potential losses. The Company has not experienced any losses in these accounts.

                                     (F27)

                                     PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Nevada corporation law provides that:

(a)      a corporation may indemnify any person who was or is a party or is
=== threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(b)      a corporation may indemnify any person who was or is a party or is
=== threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(c)      to the extent that a director, officer, employee or agent of a
=== corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.


ITEM 25.          OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:



                        NATURE OF EXPENSE                    AMOUNT
                        -----------------                    ------
                    SEC Registration fee              $587
                    Transfer Agent Fees               $-------               *
                    Accounting fees and Expenses      $5,000                 *
                    Legal fees and expenses           $15,000                *
                    Printing fees and expenses        $10,000                *


                    Total                             $30,587                *

           * Estimated

ITEM 26.          RECENT SALES OF UNREGISTERED SECURITIES

On November 5, 2004,  pursuant  to our merger  with Old  Premier,  we issued (a)
5,168,124 shares of common stock to five former Old Premier shareholders, consisting of former executive officers, directors and affiliates of Old Premier, and (b) 617,598 shares of preferred stock to 12 former shareholders of Old Premier, all of whom represented that they were accredited investors, in exchange for all the outstanding capital stock of Old Premier, pursuant to
Section 4(2) of the Securities Act. This exchange did not involve a public offering, no commissions were paid, no general solicitation occurred, and each of the former Old Premier shareholders were accredited investors with access to information about the Company.

Pursuant to a private placement memorandum dated April 14, 2004, Old Premier issued 617,598 units to twelve accredited investors, each unit consisting of 617,598 shares of Class A preferred stock and 617,598 Warrants, raising gross proceeds of $617,598, pursuant to Regulation D and Section 4(2) of the Securities Act.

In June 2004, Old Premier issued a stock option to a consultant of Old Premier for the purchase of 289,291 shares of common stock at an exercise price of to be determined by marker conditions at the time of exercise. The option was issued for services rendered pursuant to Section 4(2) of the Securities Act.

On August 27,  2003,  we issued  2,300,000  shares of common  stock  pursuant to
Section 4(2) of the Securities Act to eight individuals and entities for services rendered in connection with the operations of the Company prior to the merger with Old Premier.

ITEM 27.          EXHIBITS

         The following exhibits are filed as a part of, or incorporated by reference into, this report.

         No.      Description

         3.1      Articles  of  incorporation   (incorporated  by  reference  to
                  exhibit 3.1 to Form 10-SB of the registrant filed with the Commission on December 12, 2003).

         3.2 Certificate of designations, powers, preferences and other rights and qualifications of the Class A convertible preferred stock (incorporated by reference to exhibit 3.1 to current report on Form 8-K of the registrant filed with the Commission on November 19, 2004).

         3.3 Bylaws (incorporated by reference to exhibit 3.2 to Form 10-SB of the registrant filed with the Commission on December 12,
                  2003).

         5.1 Opinion of Law Offices of Michael H. Freedman, PLLC regarding the legality of the securities being registered and consent for use.

         10.1 Share exchange agreement dated as of October 12, 2004, between the registrant, Premier Alliance Group, Inc., and the individual shareholders of Premier Alliance Group, Inc. (incorporated by reference to exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on October 18, 2004)

         10.2 Merger agreement dated as of October 29, 2004, between the registrant and Premier Alliance Group, Inc. (incorporated by reference to exhibit 10.1 to current report on Form 8-K of the registrant filed with the Commission on November 12, 2004).

         10.3 Form of warrant issued to holders of shares of Class A convertible preferred stock (incorporated by reference to exhibit 10.3 to Form 10-KSB of the registrant filed with the Commission on March 31, 2005).

         10.4 Lease Agreement incorporated by reference to exhibit 10.4 to Form 10KSB/A filed with the commission on April 27, 2006.

         23.1     Auditors' Consent, included herewith.

         23.2     Attorney's Consent, included herewith as part of Exhibit 5.1

         24.1 Power of Attorney (contained on the signature pages of this registration statement).

ITEM 28.          UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

         (a) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

         (b) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (c) to include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

         (a) If the registrant is relying on Rule 430B (ss.230.430B of this chapter):

                  (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (ss.230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

                  (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (ss.230.424(b)(2), (b)(5), or
                  (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (ss.230.415(a)(1)(i), (vii),
                  or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in rule 430B, for liability purposes of the issuer and any person that is at that an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

         (b) If the registrant is subject to Rule 430C (ss.230.430C of this chapter) each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (ss.230.430A of this chapter), shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

                  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                  (i)  Any   preliminary   prospectus   or   prospectus  of  the
                  undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (ss.230.424 of this chapter);

                  (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                  (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                  (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the city of Charlotte, North Carolina, on August 4, 2006.


                                     PREMIER ALLIANCE GROUP, INC.

                                     BY:    /s/ MARK S. ELLIOTT
                                        -------------------------------------
                                                MARK S. ELLIOTT, PRESIDENT


                              POWER OF ATTORNEY

         Each person whose signature appear below  constitutes and appoints Mark
S. Elliott his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to take such actions in, and file with the appropriate authorities in, whatever states said attorney-in-fact and agent shall determine, such applications, statements, consents and other documents as may be necessary or expedient to register securities of the Company for sale, granting unto said attorney-in-fact and agent full power and authority to do so and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof and the Registrant hereby confers like authority on its behalf.

         In accordance with the requirements of the Securities Act, this Registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                TITLE                                       DATE



/s/MARK S. ELLIOTT       CHIEF EXECUTIVE OFFICER, CHIEF           August 4, 2006
---------------------    FINANCIAL OFFICER, PRESIDENT, AND
MARK S. ELLIOTT          DIRECTOR (PRINCIPAL EXECUTIVE OFFICER
                         AND PRINCIPAL FINANCIAL OFFICER)


/s/ROBERT N. YEARWOOD    VICE PRESIDENT - CORPORATE DEVELOPMENT,  August 4, 2006
---------------------    AND DIRECTOR
ROBERT N. YEARWOOD


/s/KEVIN J. HASENFUS     VICE PRESIDENT - BUSINESS DEVELOPMENT,   August 4, 2006
---------------------    AND DIRECTOR
KEVIN J. HASENFUS